EXHIBIT 4.10

SHAREHOLDERS AGREEMENT

BY AND AMONG

ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA.

AND

BRATEL BRASIL S.A.

AND AS INTERVENING PARTIES

PASA PARTICIPAÇÕES S.A.

AG TELECOM PARTICIPAÇÕES S.A.

LUXEMBURGO PARTICIPAÇÕES S.A.

LA FONTE TELECOM S.A.

EDSP75 PARTICIPAÇÕES S.A.

LT TEL S.A.

PORTUGAL TELECOM, SGPS S.A.

DATED JANUARY 25, 2011

PRIVATE INSTRUMENT OF SHAREHOLDERS AGREEMENT OF

PASA PARTICIPAÇÕES S.A.

By this private instrument, the Parties:

1.                                      ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA., a Brazilian business limited company with its principal place of business at Av. do Contorno, No. 8123, District of Cidade Jardim, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 71.057.921/0001-39, herein represented according to its Sections of Association, hereinafter referred to as “AG LTDA.”;

2.                                      BRATEL BRASIL S.A., a joint-stock company with its principal place of business in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 2277, 15th floor, 1503, suite 02, Postal Code 01452-000, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 12.956.126/0001-13, with its articles of incorporation duly filed with the Commercial Registry of the State of São Paulo (JUCESP) under State Registration No. (NIRE) 35.300.386.973, herein represented according to its Bylaws by its undersigned legal representatives, hereinafter referred to as “Portugal Telecom”, AG LTDA. and Portugal Telecom hereinafter referred to jointly and indistinctly as “Shareholders”;

And, as “First Intervening Parties”,

3.                                      PASA PARTICIPAÇÕES S.A., a joint-stock company with its principal place of business at Av. do Contorno, No. 8123, District of Cidade Jardim, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 11.221.565/0001-15, herein represented according to its Bylaws, hereinafter referred to as “Company”;

4.                                      AG TELECOM PARTICIPAÇÕES S.A., a joint-stock company with its principal place of business at Av. do Contorno, No. 8123, District of Cidade Jardim, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 03.260.334/0001-92, herein represented according to its Bylaws, hereinafter referred to as “AG TELECOM”;,

5.                                      LUXEMBURGO PARTICIPAÇÕES S.A. (formerly “Andrade Gutierrez Investimentos em Telecomunicações S.A.”), a company with its principal place of business at Avenida do Contorno, No. 8,123, District of Cidade Jardim, in the City of Belo Horizonte, State of Minas Gerais, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 04.989.739/0001-

29, herein represented according to its Bylaws, hereinafter referred to as “LUXEMBURGO”, and jointly with AG TELECOM, “AG”.

As “Second Intervening Parties”,

6.                                      LA FONTE TELECOM S.A., a joint-stock company with its principal place of business at Av. Dr. Chucri Zaidan, No. 920, 16th floor, Vila Cordeiro, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 53.790.218/0001-53, herein represented according to its Bylaws, hereinafter referred to as “AG LTDA.”

7.                                      EDSP75 PARTICIPAÇÕES S.A., a joint-stock company with its principal place of business at Av. Dr. Chucri Zaidan, No. 920, 16th floor, Vila Cordeiro, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 09.626.007/0001-98, herein represented according to its Bylaws, hereinafter referred to as “LF”; and;

8.                                      LF TEL S.A., a joint-stock company with its principal place of business at Av. Dr. Chucri Zaidan No. 920, 16th floor, Vila Cordeiro, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 02.390.206/0001-09, herein represented according to its Bylaws, hereinafter referred to as “LF TEL”;

As “Third Intervening Party”,

9.                                      PORTUGAL TELECOM, SGPS S.A. publicly-held joint-stock company with its principal place of business at Av. Fontes Pereira de Melo, No. 40, in the City of Lisbon, Portugal, Corporate ID Registration No. 503 215 058, herein represented according to its Bylaws, hereinafter referred to as “Portugal Telecom SGPS”,

W I T N E S S E T H

I.                                        WHEREAS, as of the date hereof, AG LTDA. is the owner of all registered common shares without par value of the Company;

II.                                    WHEREAS, as of the date hereof, Portugal Telecom executed the Transaction Agreements (as defined below) with AG LTDA., the Company, AG, LA FONTE, LF TEL, Telemar Participações S.A., the shareholders of Telemar Participações, Tele Norte Leste Participações S.A., and Telemar Norte Leste S.A., entity which is in turn holder of several controlled companies, including almost all the capital stock of TNL PCS S.A. (“Oi”) and approximately 79.6% of the common shares and 48.2% of all capital stock of Brasil Telecom S.A. (“Brasil Telecom”) (jointly, including the

Company, “Oi Companies”), whereby Portugal Telecom and Oi Companies entered into a strategic partnership, subject to verification of the conditions precedent agreed thereunder;

III.                                WHEREAS, as provided for in the Transaction Agreements, Portugal Telecom shall acquire, upon purchase and subscription, a minimum direct and indirect equity interest in Telemar, as defined below, on a totally diluted basis of twenty-two point thirty-eight percent (22.38%), by paying a total amount of eight billion, three hundred and twenty-one million Reais (R$8,321,000,000.00) (the “Transaction”);

IV.                              WHEREAS, upon consummation of the Transaction, AG LTDA. and Portugal Telecom shall be owners of all registered common shares, without par value, of the Company, distributed among them as detailed below:

Shareholder	Number of Common Shares	Percentage Interest in the Capital
AG LTDA.	317,700,175	65%
Portugal Telecom	171,069,325	35%
Total	488,769,500	100%

V.                                   WHEREAS, the Company is owner of all shares issued by AG TELECOM which, in turn, is the holder of all shares issued by LUXEMBURGO;

VI.                               WHEREAS, AG TELECOM and LUXEMBURGO are shareholders of Telemar Participações S.A. and parties to the following agreements executed as of April 25, 2008: (i) shareholders agreement with LF TEL and FUNDAÇÃO ATLÂNTICO DE SEGURIDADE SOCIAL (“FASS”), as amended as of the date hereof, copies of which are attached to this AG Agreement as Exhibit I, regulating their rights and obligations as shareholders of Telemar Participações (“AG/LF/FASS Shareholders Agreement”), and (ii) shareholders agreement with LF TEL, FASS, BNDES PARTICIPAÇÕES S.A. — BNDESPAR (“BNDESPAR”), CAIXA DE PREVIDÊNCIA DOS FUNCIONÁRIOS DO BANCO DO BRASIL — PREVI (“PREVI”), FUNDAÇÃO DOS ECONOMIÁRIOS FEDERAIS — FUNCEF (“FUNCEF”), and FUNDAÇÃO PETROBRAS DE SEGURIDADE SOCIAL — PETROS (“PETROS”), as amended as of the date hereof, copies of which (original and amendments) are attached to this AG Agreement as Exhibit II, also regulating their rights and obligations as shareholders of Telemar Participações S.A. (“General Shareholders Agreement”), as provided for in Article 118 of Law No. 6,404, of December 15, 1976, as amended from time to time (“Corporation Law”);

VII.                            WHEREAS, without prejudice to the AG/LF/FASS Shareholders Agreement and the General Shareholders Agreement, the Parties desire to regulate certain aspects of their relations with the shareholders of the Company, as authorized under Section 118 of the Corporation Law;

NOW, THEREFORE, the Parties agree to execute this Private Instrument of Shareholders Agreement of the Company (“AG Shareholders Agreement”), which shall be governed by the following clauses and conditions:

SECTION I

DEFINITIONS

1.1.          Definitions: Without prejudice to other definitions given in this Agreement, the following terms shall have the meanings ascribed to them below:

(a)                        “Affected Share” or “Affected Shares” means all common shares issued by the Company and owned by the Shareholders, as set out in the table included in “Whereas IV” above, as well as the shares and securities convertible into shares of any class or kind that may be acquired by the Shareholders in any way, including by reduction in capital, redemption of shares, subscription of new shares, exercise of call option and/or put option or preemptive right, conversion into debentures, split of shares, issuance of warrant, consolidation, spin-off, merger, among other transactions, which are subject to and bound by this AG Shareholders Agreement;

(b)                       “AG Agreement” or “AG Shareholders Agreement” means this agreement of shareholders of the Company;

(c)                        “AG/LF/FASS Shareholders Agreement” and “General Shareholders Agreement” shall have the meaning ascribed to it in “Whereas VI” of this AG Agreement;

(d)                       “LF Agreement” or “LF Shareholders Agreement” means the shareholders agreement of LF, executed as of the date hereof by and among LA FONTE and Portugal Telecom, and, as intervening parties, LF, LF TEL, AG LTDA., the Company, AG and Portugal Telecom SGPS, a copy of which is attached to this AG Shareholders Agreement as Exhibit 1.1(d);

(e)                        “Affiliate” means, (a) in respect of any natural person, his direct or indirect descendants or ascendants, including heirs and spouse; (b) in respect of a legal entity, any other legal entity directly or indirectly controlled individually by the first, any other legal entity or natural person by which the first is directly or indirectly controlled individually, or any other legal entity that is directly or indirectly under common control with the first;

(f)                          “Shareholders Meeting” or “Shareholders Meetings”, means, as the case may be, Shareholders Meeting or Shareholders Meetings of the Company, Telemar Participações, TNL, Telemar and its direct or indirect controlled companies, respectively;

(g)                       “Brasil Telecom” has the meaning ascribed to it in “Whereas II” of this AG Shareholders Agreement;

(h)                       “Contax” means Contax Participações S.A., a publicly-held joint-stock company with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua do Passeio, No. 48 to 56, part, Cinelândia, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 04.032.433/0001-80;

(i)                           “Transaction Agreements” means the agreements and other final documents executed as of this date for the consummation of the Transaction, including (i) the Agreement for Subscription of Shares issued by the Company executed by and among AG LTDA. and Portugal Telecom; (ii) the Company’s Share Purchase Agreement executed by and among the Company, AG LTDA., and Portugal Telecom, whereby the execution of this Agreement was resolved; (iii) the Agreement for Subscription of shares issued by LF executed by and among Portugal Telecom, LA FONTE, and LF; (iv) LF’s Share Purchase Agreement executed by and among Portugal Telecom, LA FONTE, and LF, whereby the execution of LF Shareholders Agreement was resolved; (v) the Private Instrument of Agreement of the Block of Shareholders executed by and among BNDESPAR, PREVI, PETROS, and FUNCEF, and, as intervening parties, the Company, the First Intervening Parties, the Second Intervening Parties, the Third Intervening Party, and Telemar Participações; (vi) Agreement for the Purchase of Shares and Preemptive Rights to Subscribe for Shares of Telemar Participações executed by and among Portugal Telecom and FUNCEF, PREVI, PETROS and BNDESPAR; (vii) Agreement for Subscription of Shares issued by Telemar Participações executed by and among Portugal Telecom, Telemar Participações, AG, and LF TEL; (viii) Private Instrument of Commitment to Sell and Purchase Shares of TNL and Telemar executed by and between Portugal Telecom, on the one part, and Telemar Participações and TNL, on the other part; (ix) Amendment to Telemar Participações Shareholders Agreements executed on April 25, 2008; and (x) Amendment to the Agreement for Subscription of Shares issued by Telemar Participações S.A. executed on April 25, 2008;

(j)                           “Pledge Agreement” means the Private Instrument of Pledge Agreement and Other Covenants executed by and among AG Telecom Participações S.A., Luxemburgo Participações S.A. and Pentágono S.A. D.T.V.M. on July 14, 2008, as amended, and secured by the Debenture Deed;

(k)                        “Relevant Controlled Company” or “Relevant Controlled Companies” means the companies controlled by the Company, by AG, by Telemar Participações, by TNL, or by Telemar, the net income of which is equal to or greater than one hundred million Reais (R$100,000,000.00), as determined in the balance sheet of such companies for the preceding fiscal year;

(l)                           “Control” (and verb variations of such term) has the meaning ascribed to it in Article 116 of the Corporation Law;

(m)                     “CTX” means CTX Participações S.A., a publicly-held joint-stock company with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia do Botafogo, No. 300, 11th floor, District of Botafogo, Postal Code 22250-040, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 09.601.322/0001-60;

(n)                       “Business Day” means any day a bank is fully open for business in the City of Rio de Janeiro, provided that, for the purposes of this Agreement, all periods of time shall be counted excluding the first day and including the last day thereof;

(o)                       “Preemptive Right” means the right that a Shareholder is granted by the other under this AG Agreement to sell, assign, transfer, contribute to the capital of other company, convey or otherwise dispose of its Affected Shares or any Subscription Rights attached therein, always subject to the specific conditions provided for in this Agreement;

(p)                       “Subscription Right” means the Parties’ right to subscribe for notes and/or securities issued by the Company, so long as they result from the Affected Shares that as of the date of issuance thereof are or may be or become entitled to subscribe for securities issued by the Company;

(q)                       “Officer” or “Officers”, as the case may be, means one or more members, respectively, of the Executive Board, as defined below;

(r)                          “Executive Board” means the Executive Board of the Company;

(s)                        “Oi Companies” has the meaning ascribed to it in “Whereas II” of this AG Shareholders Agreement;

(t)                          “Debenture Deed” means the Private Instrument of Second-Issue Debenture Deed, Secured by Collateral, of AG Telecom Participações S.A., With Call Option, executed by and among AG Telecom Participações S.A., Pentágono S.A. D.T.V.M, Andrade Gutierrez Investimentos em Telecomunicações S.A. (formerly “Luxemburgo Participações S.A.”), Andrade Gutierrez Participações S.A., and Andrade Gutierrez Telecomunicações Ltda., on June 18, 2008, as amended from time to time;

(u)                       “Bylaws” means the Company’s Bylaws, which is attached to this AG Shareholders Agreement as Exhibit 1.1(u);

(v)                       “Qualified Issue” or “Qualified Issues”, as the case may be, mean the issues that required a qualified quorum to be discussed as provided for in Section 3.2.1 of the General Shareholders Agreement, as listed in Exhibit 1.1(v) hereto;

(w)                     “Oi” has the meaning ascribed to it in “Whereas II” of this AG Shareholders Agreement;

(x)                         “Liens” means any and all encumbrances, liens, retention rights, security interests, charges, mortgage, pledge, attachment, options, beneficial interest, trust, promise of sale, restrictive clauses, preemptive rights, and any other similar rights or claims of any nature relating to such rights that may accrue on the Affected Shares or on the rights attached therein, except the shareholders agreements expressly provided for and authorized under the AG Agreement;

(y)                       “Transaction” has the meaning ascribed to it in “Whereas III” of this AG Agreement;

(z)                         “Parties” means, in addition to the Shareholders and the Consenting Intervening Parties signing this AG Agreement, the successors of any signatory and its permitted assigns according to the terms of this agreement;

(aa)                  “Related Party” means, as regards any of the Shareholders, any of its Affiliates and managers;

(bb)                “Equity Interests” means the Equity Interests held the Company in AG TELECOM, and those directly, and through LUXEMBURGO held by the latter in Telemar Participações and in TNL, as identified in Exhibit 1.1(bb), as changed from time to time according to the provisions of this AG Agreement, considering the equity interest positions as of the date hereof and immediately after the consummation of the Transaction;

(cc)                  “Equity Interest Percentage” means the total equity interest held by Portugal Telecom (jointly with its controlled companies and controlling companies) in Telemar Participações, directly and/or indirectly through the Company and/or LF, representing as of the date on which this Agreement becomes effective a consolidated interest of twenty-five point sixty-two percent (25.62%) of the total capital stock of Telemar Participações;

(dd)                “Prior Meetings” means, indistinctly, the AGLTDA/LF/Portugal Telecom Prior Joint Meetings, the AG/LFTEL/FASS Prior Meetings, and the General Prior Meetings;

(ee)                  “AGLTDA/LF/Portugal Telecom Prior Joint Meeting” or “Prior Joint Meeting” means the joint meeting of representatives of Shareholders of the Company and representative of LF to be held before any AG/LFTEL/FASS Prior Meetings and General Prior Meetings to define the votes to be given by AG and LF TEL on Qualified Issues at said AG/LFTEL/FASS Prior Meetings, and the votes to be given by AG, LF TEL and Portugal Telecom at the General Prior Meetings;

(ff)                      “AG/LF/FASS Prior Meeting” means the meeting of representatives of shareholders of Telemar Participações to be held within the scope of the AG/LF/FASS Shareholders Agreement;

(gg)                “General Prior Meeting” means the meeting of representatives of shareholders of Telemar Participações to be held within the scope of the General Shareholders Agreement;

(hh)                “Telemar” means Telemar Norte Leste S.A., a publicly-held joint-stock company with its principal place of business at Rua General Polidoro 99, District of Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 33.000.118/0001-79;

(ii)                        “Telemar Participações” means Telemar Participações S.A., a publicly-held joint-stock company with its principal place of business at Praia de Botafogo No. 300, 11th floor, suite 1101 (part), District of Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 02.107.946/0001-87; and

(jj)                        “TNL” means Tele Norte Leste Participações S.A., a publicly-held joint-stock company with its principal place of business in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua Humberto de Campos, No. 425, Postal Code 22430-190, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 02.558.134/0001-58.

1.2.       Other Definitions. The definitions above do not exclude other definitions given in the preamble or elsewhere in this AG Shareholders Agreement, including those in parentheses, as well as, if applicable, the definitions provided for in the General Shareholders Agreement and in the AG/LF/FASS Shareholders Agreement.

SECTION II

BASIC PRINCIPLES OF THE COMPANY

2.1.       Basic Principles. The Parties agree to comply with the following basic principles and obligations, as well as exercise their respective voting rights at the Shareholders Meetings of the Company to ensure the following:

2.1.1.           The exclusive purpose of the Company shall be to hold the Equity Interests, provided that after CTX Spin-Off provided for in Section XXIV below, such Equity Interests shall be limited to those held in AG and those held by the latter in Telemar Participações and its Relevant Controlled Companies, and thus it is hereby agreed that the exercise of any other activity, participation in any other business or acquisition of assets or property, or assumption of liabilities of any nature by the Company other than directly relating to the fulfillment of its business purpose shall be subject to prior, express and unanimous approval by the Shareholders at Shareholders Meeting specially convened and held for such purpose. Additionally, the Management of the Company and its Shareholders shall ensure that AG complies timely and regularly with all its financial or non-financial obligations, especially those under the Debenture Deed and the Pledge Agreement executed as guarantee to secure the Debenture Deed, including those provided for in the Provisions Applicable to the BNDES Agreements, the breach of which may result in acceleration of the maturity of the second-issue debentures of AG TELECOM.

2.1.2.           The Company shall comply with and be subject to this AG Shareholders Agreement, the AG/LF/FASS Shareholders Agreement, and the General Shareholders Agreement, its respective bylaws, and the resolutions taken at the Shareholders Meetings, meetings of the Board of Directors and Prior Meetings according to the terms of this AG Shareholders Agreement, the AG/LF/FASS Shareholders Agreement and the General Shareholders Agreement.

2.1.3.           Each Party shall take all measures necessary and effective for the AGLTDA/LF/Portugal Telecom Prior Joint Meetings to be held on a timely basis, and shall not perform any acts that may in any way prevent, delay or impair the holding of the AGLTDA/LF/Portugal Telecom Prior Joint Meetings.

2.1.4.           The Officers of the Company may individually request at any time information and documents about the business and activities of the Company and AG.

2.1.5.           The financial statements of the Company and AG shall be audited by one of the four internationally reputed leading auditors companies conducting business in Brazil.

2.2.          Controlled Companies. The Shareholders agree to exercise their respective voting rights under this AG Shareholders Agreement in compliance with the general and management principles of the Company, AG, Telemar Participações, TNL, Telemar, and/or its Relevant Controlled Companies as provided for in this Agreement and in the General Shareholders Agreement, as applicable.

SECTION III

EXERCISE OF VOTE;

SHAREHOLDERS MEETINGS AND MANAGEMENT OF THE COMPANY

3.1.                              Shareholders Meetings. Except in the special cases provided for by law and in this Section, the resolutions of the Company’s Shareholders Meeting shall be taken by majority of votes of the attending parties, and blank votes shall not be computed.

3.1.1.                     The following resolutions shall be taken by affirmative vote of the Shareholders holding more than eighty-three percent (83%) of the Affected Shares of the Company:

(i)                                     approval and change of the annual budget and the annual investment plans of the Company and AG;

3.1.2.                                The following resolutions shall be taken by affirmative vote of the Shareholders holding more than ninety percent (90%) of the Affected Shares of the Company:

(i)                                     granting by the Company or by AG of guarantee of any nature in respect of third party obligations in an amount exceeding fifty million Reais (R$50,000,000.00), except in favor of the Relevant Controlled Companies; and

(ii)                                  approval of any loan, financing or other agreement creating an obligation on the Company or on AG in an amount exceeding fifty million Reais (R$50,000,000.00), except for renewal or refinancing of financial commitments of AG already assumed as of the date of this Agreement, and so long as such obligations do not imply in the granting of additional guarantees.

3.1.2.1.                       In order to verify the issues that must be submitted to the Shareholders Meeting under subsections (i) and (ii) of this Section 3.1.2, the amounts fixed in such provisions shall be adjusted from January 1, 2011 to the date of the convening of the Shareholders Meeting that shall resolve on such issues, according to the variation of the General Market Price Index (IGP-M) published by Getúlio Vargas Foundation (FGV) (or, if the IGP-M Index ceases to be published, according to any other price index that may substitute the latter).

3.1.3.                                The following resolutions shall be taken by affirmative vote of the Shareholders holding all Affected Shares of the Company:

(i)                                     amendment to the AG/LF/FASS Shareholders Agreement or to the General Shareholders Agreement;

(ii)                                  capital increase of the Company or AG upon issuance of shares, except if it is proposed for (i) providing AG with the necessary funds to pay the price for the acquisition or subscription of new shares and/or rights to subscribe for new shares issued by Telemar Participações; and/or (ii) meeting financial commitments of AG already assumed as of the date hereof or new financial commitments substituting the latter, or financial commitments of the Company or AG that may be assumed upon approval of the Shareholders Meeting, whenever such approval is required under this Agreement;

(iii)                               issuance or sale of any securities of the Company or AG convertible into shares, including, but without limitation, debentures convertible into shares, warrants or options to purchase or subscribe for shares;

(iv)                              creation of preferred shares issued by the Company or AG, or increase of class of existing preferred shares on a non-proportional basis with the other classes of preferred shares, and change of preferences, advantages and conditions of redemption or amortization of one or more classes of preferred shares, or creation of less favored new class;

(v)                                 execution of any agreement and/or any transaction between the Company or AG, on the one part, and the Shareholders or its Related Parties or its respective managers on the other part, except as provided for in Section 13.3;

(vi)                              execution of any agreement and/or any transaction between the Company or AG, on the one part, and LF TEL, its Related Parties and its respective managers on the other part;

(vii)                           execution of any agreement and/or any transaction between the Company, on the one part, and its Relevant Controlled Companies on the other part;

(viii)                        granting by the Company or by AG of guarantee of any nature or payment of any amount in respect of third party obligations, except in favor of the Relevant Controlled Companies;

(ix)                                making by the Company or AG of a public offering for distribution of shares, convertible debentures or any other securities convertible into, exchangeable by, or conferring rights to acquire shares issued by the Company or AG, as well as admission of such securities for trading in stock exchange;

(x)                                   split or reverse split of shares, redemption or purchase of shares to be canceled or kept as treasury shares, or creation of founder’s shares issued by the Company or AG;

(xi)                                amendment to the Bylaws of the Company and AG as provided for in Exhibit 1.1(u);

(xii)                             the conduction of any activity other than those expressly provided for in Section 2.1.1 above and other than within the scope of the business purpose of the Company and AG;

(xiii)                          spin-off, consolidation, merger of the Company or AG, or acquisition of shares of the Company or AG by other company or from another entity or other company or its shares by the Company or by AG, transformation of the Company into another type of company;

(xiv)                         disposal or transfer in any way of, or creation of any Lien on, or waiver of Subscription Right in any way to, whether directly or indirectly, shares of the capital stock of AG or rights attached therein or resulting therefrom;

(xv)                            acquisition (by purchase or subscription or otherwise) by the Company of any equity interest or options or other rights attached to Equity Interests, except only Equity Interests issued by AG;

(xvi)                         liquidation or dissolutions of the Company or AG; and

(xvii)                      holding by the Company or AG of equity interest in a group of companies.

3.1.4.                                If the quorum required for the approval of the issues reported in Sections 3.1.1 to 3.1.3, as applicable, of this AG Shareholders Agreement, is not reached at any Shareholders Meeting in respect of the Company or AG, as applicable, the issue shall be deemed not approved.

3.1.4.1.             The resolutions of the Shareholders Meetings of the Company taken as provided for in this Section 3 shall be binding upon the vote of the Company on all the resolutions of the Shareholders Meetings of AG. The Company and AG may not take any measure or perform any act that is required to be previously approved by the Shareholders Meeting under Sections 3.1.1 to 3.1.3 above without such approval being previously obtained, subject to the required quorum provided for thereunder, at the Shareholders Meeting of the Company convened and held as provided for in this Section 3. The Officers of AG may not approve, and shall take all measures necessary to not allow the approval at the Shareholders Meetings of AG, of any issues set forth in Sections 3.1.1 to 3.1.3, as applicable, without prior resolution is expressly taken thereon by the Shareholders Meeting of the Company under this Section 3.

3.1.5.                                The Shareholders Meetings shall be convened by the Chief Executive Officer of the Company whenever he deems it convenient or necessary, and also at request of any of the Shareholders of the Company representing at least five percent (5%) of the capital stock of the Company, within no longer than five (5) Business Days after the receipt of such request, which shall be accompanied with a description of the issues to be discussed and resolved at the Shareholders Meeting.

3.1.6.                                Without prejudice to other formalities required by the applicable law, the Shareholders of the Company shall be called to attend the Shareholders Meetings upon call notice sent in writing as provided for in Section XX of this AG Shareholders Agreement at least eight (8) days before the date scheduled for the meeting, provided that the call notice shall be accompanied with all information and documents relating to the agenda of the meeting. Any Shareholders Meeting attended by all Shareholders shall be deemed validly convened, regardless of sending of call notice as required under this Section.

3.1.7.                                The chairman of the Shareholders Meetings shall be the Chief Executive Officer of the Company and the secretary shall be a Shareholder appointed by the majority of the attending Shareholders, provided that the Chairman of the Meeting shall not register any resolution taken in breach of the provisions of this AG Shareholders Agreement, as provided for in Article 118 of the Corporation Law.

3.1.8.                                The Shareholders agree to vote for the distribution, as dividends, of the total profits of AG and the Company remaining after the legal deductions, the contributions required to the creation and maintenance of the legal and statutory reserves, and the contributions that may be necessary for expenses, payment of debts (including in respect of commitments assumed by AG under the Debenture Deed) and the respective charges accruing thereon, or to make the investments under the Company’s annual budget approved under Section 3.1 above. The Shareholders shall vote for the convening of a Shareholders Meeting of the Company and AG to resolve on the distribution of the dividends as soon as they are received from Telemar Participações, from AG, or by virtue of the other Equity Interests owned by the Company. Except as otherwise resolved by the shareholders holding all Affected Shares of the Company, profits of the Company may not be allocated nor options to buy shares granted to any third party, including managers and employees.

3.1.9.                                Except as otherwise unanimously resolved by the Shareholders, the price for issuance of new shares of the capital stock of the Company or AG, as applicable, shall be fixed based on the Fair Market Value as provided for in Exhibit 3.1.9 (“Fair Market Value”).

3.1.10.                          If AG LTDA. or Portugal Telecom understand that AG, based on its future cash flow and other financial information available, will not have sufficient funds to comply with its obligations under the Debenture Deed, AG LTDA. or Portugal Telecom may send notice to each other for them to jointly identify alternatives for the case and take the preventive measures necessary to avoid default of said obligations. Such preventive measures may include, without limitation, renegotiation of AG’s obligations, indebtedness and/or disposal of assets (except shares issued by Telemar Participações), and AG LTDA. shall determine which measure(s) shall be adopted by the Company and by AG to avoid default under the Debenture Deed, without prejudice to compliance with the applicable provisions of this AG Shareholders Agreement, including, if applicable, submission of the proposed measure(s) to the Shareholders Meeting for resolution, subject to the quorum required for the taken of such resolutions provided for in Sections 3.1.1 to 3.1.3 of this AG Agreement.

3.1.10.1.                                             If the measures proposed by AG LTDA. are insufficient to cure the default or may not be definitely taken at least thirty (30) days before the due date of AG’s obligation, Portugal Telecom shall be entitled (but not required) to propose the holding of a Shareholders Meeting of the Company to approve an increase in the capital of the Company in the amount necessary for the Company, upon the subsequent capitalization of AG, to provide AG with the funds necessary for payment of the obligations under the Debenture Deed. The amount of the capital increase shall be limited to the amount necessary for the fulfillment of the financial commitments assumed under the Debenture Deed.

3.1.10.2.                                             If the Shareholders Meeting of the Company for the approval of the capital increase referred to in Section 3.1.10.1 is requested by Portugal Telecom, AG LTDA. shall cause the Shareholders Meeting of Company and AG to be convened and held within the fifteen (15) days after such request, and AG LTDA. and Portugal Telecom shall attend the Shareholders Meeting of the Company, and the Company shall attend the Shareholders Meeting of AG, an both shall vote for the approval of the capital increase upon issuance of common and/or preferred shares, all on a proportional basis to the capital ownership existing at the time of said Shareholders Meeting, except if other proportion is approved by mutual agreement of the Parties.

3.1.10.3.                                             The Parties agree that the issuance price of the shares to be issued upon the capital increase under this Section 3.1.10.1 shall be equal to the Fair Market Value of the Company’s Shares.

3.1.10.4.                                             If Portugal Telecom proposes the capital increase provided for in this Section 3.1.10.1, Portugal Telecom irrevocably and irreversibly agree to subscribe for all shares of Company to be issued by virtue of the capital increase if the other shareholders do not want to exercise their applicable preemptive right. In such case, Portugal Telecom may not subscribe for shares to the point of holding fifty percent (50%) or more of the voting shares issued by the Company; thus, if necessary, the Shareholders shall determine that (non-voting) preferred shares and common shares be issued in order to maintain the equity interest of Portugal Telecom at a percentage of no more than forty-nine point ninety percent (49.90%) of the Company’s voting capital.

3.1.10.5.                                             The Shareholders shall, as of the date of the full payment of the capital increase under section 3.1.10.1 above, cause the Company to allocate and use all the subscription price received to pay all obligations of AG under the Debenture Deed and avoid the acceleration of the maturity of the second-issue debentures of AG TELECOM, including, if applicable, to avoid the foreclosure of the Pledge Agreement.

3.1.11.                          Without prejudice to Section 3.1, the execution of any agreement and/or any transaction between the Company or AG, on the one part, and (i) AG LTDA. or its Related Parties and its respective managers and/or its Relevant Controlled Companies, on the other part; or (ii) LF, LF TEL, their Related Parties or their respective managers, on the other part, shall be made on an arm’s length basis and according to usual market conditions, and there shall be no conditions less favorable to the Company or to AG than those that they could have obtained before third parties.

3.2.                              Executive Board. The Executive Board of the Company and of AG shall consist of three (3) Officers, to wit: one (1) Chief Executive Officer, and two (2) Executive Vice-Presidents, elected and removable at any time by the Shareholders Meeting, for a term of office of one (1) year, and reelection is permitted. As long as Portugal Telecom holds an equity interest in the Company equal to or greater than seventeen percent (17%) of its total and voting capital stock, it shall be entitled to appoint, at its sole discretion and separately, one (1) Executive Vice-President of the Company and of AG, and AG LTDA. shall be entitled to appoint, at its sole discretion and separately, the Chief Executive Officer and one (1) Executive Vice-President of the Company and of AG.

3.2.1.                                To the extent that a Shareholder that is part to this AG Agreement is authorized under this Section to appoint or remove any Officer of the Company or of AG, no other Shareholder may prevent such appointment or remove the officer so appointed. In the event of resignation or permanent disability of any Officer during his term of office, a person shall be appointed to substitute him by the Shareholder that had appointed the resigning or disabled Officer. Any Shareholder shall be entitled to remove at any time, and regardless of cause, the Officer(s) elected by such Shareholder. The Shareholder desiring to substitute an Officer appointed by him (a) may do it at any time at any Shareholders Meeting duly convened, or (b) shall send written notice to the Company or to AG, as applicable, and to the other Shareholders (as provided for in Section XX below) requesting the convening and holding of a Shareholders Meeting of the Company or of AG within no longer than twenty-one (21) days after such request, according to the terms of this AG Agreement and of the Bylaws of the Company and the Bylaws of AG, at which all Shareholders shall exercise their voting rights in order to approve such removal and the election of a substitute.

3.2.2.                                AG shall always be represented at the Shareholders Meetings of Telemar Participações, TNL, Telemar and the other Relevant Controlled Companies of which AG is a shareholder (i) individually by the Chief Executive Officer of AG, or by the Executive Vice-President of AG, such position to be occupied by the Chief Executive Officer of AG; or (ii) by an attorney-in-fact with special powers appointed as provided for in the Bylaws, so long as such attorney-in-fact has been designated as provided for in subsection (i) of this Section.

3.2.3.                                The Officers of AG appointed as provided for in Section 3.2 or the attorneys-in-fact appointed therein shall be exclusively responsible for representing AG at the AG/LF/FASS Prior Meeting and at the General Prior Meetings held according to the AG/LF/FASS Shareholders Agreement and the General Shareholders Agreement.

3.2.4.                                Except if resolved otherwise by the shareholders holding all Affected Shares of the Company, the Officers of the Company and AG shall not receive remuneration for the performance of his duties in said position nor shall they be entitled to be reimbursed for any costs or expenses incurred in connection with or as result of the performance of their duties as such.

SECTION IV

AG/LF/PORTUGAL TELECOM PRIOR JOINT MEETINGS

4.1.                              Prior Joint Meetings. AG LTDA. and Portugal Telecom, and also LA FONTE, the latter being an essential party of this Agreement, agree to hold a Prior Joint Meeting before any AG/LF/FASS Prior Meetings and General Prior Meetings to be held within the scope of AG/LF/FASS Shareholders Agreement and the General Shareholders Agreement, for the purpose of and subject to the provisions of this Section.

4.1.1.                                When the agenda of the Prior Joint Meetings includes Qualified Issues, they shall be decided and deemed approved only upon a favorable and unanimous vote of AG LTDA., Portugal Telecom and LA FONTE, and shall be binding upon AG’s and AG’s votes in the respective AG/LF/FASS Prior Meeting and AG’s, AG’s and Portugal Telecom’s votes in the respective General Prior Meeting (except as provided for in Section V of this AG Agreement). Thus, the Shareholders and AG LTDA., through the Prior Joint Meetings, subject to the provisions of Section 4.5, shall establish the purpose and content of the vote to be exercised by AG and by AG, regarding the Qualified Issues in AG/LF/FASS Prior Meeting and by AG, AG and Portugal Telecom in the General Prior Meetings and of their representatives in the Board of Directors’ meetings of Telemar Participações and its Relevant Controlled Companies, as the case may be, subject to the provisions of this Section IV. The other issues not meeting the definition of Qualified Issues, contained in the Prior Joint Meetings’ agenda, may be discussed and evaluated in said meeting, and the respective resolution shall be exclusively taken in AG/LF/FASS Prior Meeting, subject to the procedures set forth in AG/LF/FASS Shareholders Agreement.

4.1.2.                                The persons elected to hold the positions of CEO and Vice President of the Company and of AG, as a condition to the respective position, shall execute a written instrument whereby they agree, on an irrevocable and irreversible basis, to observe and comply with this AG Shareholders Agreement, and AG’s managers undertake to vote in AG/LF/FASS Prior Meetings and General Prior Meetings, as well as in the general meetings of Telemar Participações and of the Relevant Controlled Companies, and directing the

Directors of Telemar Participações and of the Relevant Controlled Companies to vote strictly in compliance with the resolutions of the Prior Joint Meetings, taken pursuant to this Section IV.

4.1.3.                                The Shareholders of this AG Agreement and of LF, the Company, LF, AG and LF TEL shall not authorize or approve any Qualified Issue, and shall not allow their representatives in the Board of Directors of Telemar Participações and of its Relevant Controlled Companies to approve any Qualified Issue, if it has not been previously approved in a Prior Joint Meeting by favorable and unanimous vote of AG LTDA., Portugal Telecom and LA FONTE, as set forth in this Section IV.

4.2.                              The Prior Joint Meetings held within the scope of this AG Shareholders Agreement shall comply with the following rules:

4.2.1.                                The Prior Joint Meeting shall take place on the Business Day immediately preceding, or at least three (3) hours prior to AG/LF/FASS Prior Meeting or the General Prior Meeting, as agreed upon by the representatives of the Shareholders and the representatives of LF’s shareholders, subject to the provisions of Section 4.2.2 below, as the case may be, and it shall be held at the Company’s and LF’s headquarters, on an alternate basis, (with the first Prior Joint Meeting being held at the LF’s headquarters). However, upon prior written consent of all Shareholders and of LA FONTE, the Prior Joint Meeting may be held by video conference or teleconference.

4.2.2.                                Except as otherwise previously agreed upon in writing by the Shareholders and LA FONTE, on a case-by-case basis, the Prior Joint Meeting shall be deemed as automatically called for the same time and on the Business Day immediately preceding the date on which a General Prior Meeting, through call notice for the General Prior Meeting, not being required to send an additional or specific call notice. Should Portugal Telecom cease to be a shareholder of Telemar Participações, Portugal Telecom shall be called by the Company for the Prior Joint Meetings within twenty-four (24) hours counted from the date on which AG receives the respective call notice related to a General Prior Meeting, upon notice sent to Portugal Telecom, in which a full copy (including the documents attached thereto) of said call notice for a General Prior Meeting is included.

4.2.3.                                The Prior Joint Meeting shall only be held with the attendance of AG LTDA. and LA FONTE. Notwithstanding, the Prior Joint Meeting may only put to vote and validly resolve on any Qualified Issue with the attendance of AG LTDA., LA FONTE and Portugal Telecom, by favorable and unanimous vote thereof, as set forth in this Section IV.

4.3.                              In any event, the resolutions taken and the discussions conducted in the Prior Joint Meetings shall be drawn up in minutes (“Prior Joint Meeting Minutes”) signed by the representatives of AG LTDA., Portugal Telecom and LA FONTE, and the resolutions exclusively taken on the Qualified Issues shall be binding upon the AG’s and AG’s votes to be casted in AG/LF/FASS Prior Meetings and AG’s, LF TEL’s and Portugal Telecom’s votes in the General Prior Meetings. Any of the Shareholders and LA FONTE. may submit a written vote exclusively on the Qualified Issues. The Shareholders’ and LA FONTE’s written vote must be attached to the Prior Joint Meeting minutes and shall be deemed as an integral part thereof for all legal purposes and effects.

4.4.                              In the event of absence of AG LTDA. or LA FONTE. from the Prior Joint Meeting, such Meeting shall not be held, applying the provisions of Section 4.5.

4.5.                              Should the Prior Joint Meetings not be held, Portugal Telecom be absent from the Prior Joint Meetings having as purpose a Qualified Issue, there be a tie related to the Qualified Issues between AG LTDA. and/or Portugal Telecom and/or LA FONTE, or there not be a Prior Joint Meeting Minutes the purpose of which is to resolve on a Qualified Issue, duly formalized and signed by AG LTDA., Portugal Telecom and LA FONTE, then AG and LF TEL shall vote in the respective AG/LF/FASS Prior Meeting, and AG, Portugal Telecom and LF TEL shall vote in the respective General Prior Meeting, so as to refuse the proposal submitted to the approval of the AG/LF/FASS Prior Meeting or the General Prior Meeting, maintaining the status quo of AG, Telemar Participações, TNL, Telemar and other Relevant Controlled Companies, as the case may be.

4.6.                              AG, Telemar Participações, TNL, Telemar and other Relevant Controlled Companies and respective Boards of Directors (subject to the General Shareholders Agreement) shall not accept or draw up the vote of AG or of the Shareholders, or the Directors elected by AG or by the Shareholders exclusively regarding the Qualified Issues, except in compliance with the Prior Joint Meeting Minutes in which the favorable vote of AG LTDA., Portugal Telecom and also LA FONTE. is expressly recognized with regard to the purpose of the vote to be casted by AG and/or by the Shareholders and/or by the Directors elected thereby, pursuant to the provisions of this Section.

4.7.                              The Shareholders and LA FONTE. hereby represent, for clarification purposes, that the purpose of Section IV of LF Shareholders Agreement, which governs the holding of the Prior Joint Meeting, was to bind the parties of that agreement to the holding of the same Prior Joint Meeting set forth herein, serving as required contract provision in order to bind those parties, so as to assemble the signatories of the two shareholders agreements in a single place of resolution on the Qualified Issues.

4.8.                              Decrease of the Equity Interest Percentage. Should the Equity Interest Percentage of Portugal Telecom be decreased, Portugal Telecom shall cease to have the right set forth in Section 4.1.1 related to part or all the Qualified Issues, pursuant to the following rules:

4.8.1.                                If the Equity Interest Percentage of Portugal Telecom is equal to or less than twenty point five percent (20.5%), the right provided for in Section 4.1.1 may not exercised on the Qualified Issues set forth in item I of section 3.2.1 of the General Shareholders Agreement.

4.8.2.                                If the Equity Interest Percentage of Portugal Telecom is less than sixteen percent (16.0%), the right provided for in Section 4.1.1 may not be exercised on the Qualified Issues set forth in items I and II of section 3.2.1 of the General Shareholders Agreement.

4.8.3.                                If the Equity Interest Percentage of Portugal Telecom is less than eight point five percent (8.5%), the Prior Joint Meeting shall cease to be held and the votes of Portugal Telecom as shareholder of Telemar Participações shall be separated from this AG Agreement.

4.8.4.                                Any: (i) dilutions of the equity interest of Portugal Telecom in Telemar Participações resulting from conversions of the preferred shares into common shares, both issuable by Telemar Participações, currently held by BNDESPAR; or (ii) reductions of the equity interest of Portugal Telecom in Telemar Participações resulting from disposal of shares issuable by Telemar Participações, held by AG or AG due to the execution of guarantees set forth in AG Pledge Agreement and in AG Pledge Agreement and Other Covenants, shall not be considered in the determination of the Equity Interest Percentage and, therefore, shall not affect the rights of Portugal Telecom set forth in this Section 4.8 and in Sections 11.4 and 12.6.

SECTION V

PORTUGAL TELECOM PARTICIPATING IN THE PROCESS OF SELECTING THE CHIEF EXECUTIVE OFFICERS OF TELEMAR PARTICIPAÇÕES AND RELEVANT CONTROLLED COMPANIES

5.1.                              The approval of the CEOs’ names of Telemar Participações and of the Relevant Controlled Companies indicated by the Committee for Selection of the CEOS, pursuant to the provisions of Section 5.2 of the General Shareholders Agreement, shall be exclusively conducted within the scope of the General Shareholders Agreement in compliance with the procedures indicated in said Section 5.2, and such issue shall not constitute a Qualified Issue subject to resolution in the Prior Joint Meetings addressed by Section IV of this Agreement.

5.1.1.                                Portugal Telecom shall participate in the process of appointment of the CEO of the Relevant Controlled Companies, together with the other signatory shareholders of the General Shareholders Agreement, subject to the rules set forth therein.

SECTION VI

EXERCISE OF THE VOTING RIGHT

6.1.                              The Shareholders hereby agree to exercise the voting right related to the use of the Affected Shares, and the Company hereby agrees to exercise its voting right of AG’s shares, for the exact performance of this AG Agreement. Any of the Shareholders, the Company and AG shall be prohibited from entering into any other voting agreements, except upon prior and written authorization of the Shareholders, who may withhold it in its sole discretion regardless of reason.

6.1.1.                                It is hereby agreed that the Parties and the Controlling Companies thereof, holding common or preferred shares with voting right (even if restrict) of Telemar Participações and of the Relevant Controlled Companies, agree not to exercise their voting right and to direct their representatives in such companies not to vote, as the case may be, in the event that such vote is determinant to prevent the approval in a General Meeting or in a Board of Directors’ meeting of the respective Relevant Controlled Companies related to an issue previously approved in a AG Prior Meeting, AG/LF/FASS Prior Meeting or General Prior Meeting, pursuant to this Agreement.

6.1.2.                                The Shareholders shall not allow that the Company or AG enter into other voting agreements related to their equity interest in Telemar Participações, strictly in compliance with the provisions of Section 6.1 of the General Shareholders Agreement.

6.2.                              Should any of the Shareholders or their controlling company file for bankruptcy, make an assignment for the benefit of their creditors, file a court or out-of-court liquidation, be under intervention of the public authorities, or file for dissolution, all the Affected Shares held by such Shareholder shall remain subject to all the provisions and conditions of this Agreement; however, the exercise of the veto right set forth in this Agreement and the voting right in the Company shall be suspended for as long as the event that resulted in this suspension, provided for in this section, lasts.

SECTION VII

TRANSFER OF AFFECTED SHARES AND SUBSCRIPTION RIGHTS ISSUED BY THE COMPANY AND TELEMAR PARTICIPAÇÕES PROHIBITED

7.1.                              Transfer Prohibited — Lock-Up: During the period of five (5) years counted from the date on which this Shareholders Agreement becomes effective, pursuant to the provisions of Section XXI below (“Lock-Up”):

(a)                                 AG LTDA. hereby agrees, on an irrevocable and irreversible basis, not to dispose of or transfer, whether directly or indirectly, by any means or form, its Affected Shares issued by the Company, or any other rights related to such Affected Shares, should such disposal or transfer result in AG LTDA. ceasing to hold the majority of the Affected Shares or result, by any means, in the loss of control of the Company, and agrees also, on an irrevocable and irreversible basis, not to approve the disposal or transfer, whether direct or indirect, of the shares issued by AG and Telemar Participações held by

AG, or the rights related to such equity interest, and not to enter into agreements the purpose of which is the abovementioned transfer and disposal, even with future effectiveness;

(b)                                Portugal Telecom hereby agrees, on an irrevocable and irreversible basis, not to dispose of or transfer, whether directly or indirectly, by any means or form, its Affected Shares issued by the Company, or any other rights related to such Affected Shares, and agrees also, on an irrevocable and irreversible basis, not to dispose of or transfer, whether directly or indirectly, part or all the equity interest held by Portugal Telecom in Telemar Participações on the date on which this Agreement becomes effective, or the rights related to such equity interests, and not to dispose of its equity interests in Telemar Participações nor enter into agreements the purpose of which is the abovementioned transfer and disposal, even with future effectiveness; and

(c)                                 The obligations established in item (a) and (b) above apply to the direct and indirect controlling shareholders of AG LTDA. and Portugal Telecom, subject, regarding thereto, to the provisions of Sections XVI and XVII below.

7.2.                              Partial Disposal of Controlling Block Shares to Competitors Prohibited: AG LTDA. (or its direct or indirect controlling shareholder) may not, whether directly or indirectly, at any time, dispose of or transfer, by any means or form, and not to enter into agreements the purpose of which is the abovementioned transfers or disposals, even with future effectiveness, of any part of the Affected Shares (or Subscription Rights of such Affected Shares) issued by the Company, which represent part of the Controlling block of the Company or AG related to Competitors of Portugal Telecom, and may not otherwise share the Control of the Company or AG with competitors of Portugal Telecom. For the purposes herein, “Competitors” means any telecommunications operator.

SECTION VIII

PREEMPTIVE RIGHT REGARDING THE AFFECTED SHARES ISSUED BY THE COMPANY

8.1.                              Affected Shares Subject to the Preemptive Right. The Parties hereto agree to establish that the Preemptive Rights set forth in this Section shall apply as follows:

(a)                                 AG LTDA. shall have Preemptive Right regarding the acquisition of all Affected Shares issued by the Company and the Subscription Rights assigned to said Affected Shares pertaining to Portugal Telecom; and

(b)                                Shareholder Portugal Telecom shall have a Preemptive Right regarding the acquisition of up to fourteen percent (14%) of the Company’s total and voting capital, represented by Affected Shares issued by the Company and the Subscription Rights assigned to said Affected Shares pertaining to AG LTDA. while AG LTDA. holds fifty-one percent (51%) of the Company’s total and voting capital and provided that, after the exercise of such Preemptive Right, it remains holding fifty-one percent (51%) of the Company total and voting capital. In the event of transfer by AG LTDA. of all of its Affected Shares and Subscription Rights, if any, in a single sale transaction, Portugal Telecom shall not be entitled to the exercise of the preemptive right set forth herein on the acquisition of any Affected Shares and Subscription Rights of AG LTDA., as the case may be; however, the rights set forth in this Agreement shall be guaranteed, including the first offer and tag along pursuant to Section X hereof.

8.1.1.                                Thus, the Shareholders shall not sell, assign, transfer, whether freely or for consideration, directly or indirectly, contribute to the capital of another company, transmit or dispose of, under any circumstance, their “Affected Shares Subject to the Preemptive Right” (as defined in items (a) and (b) of this Section 8.1), and shall not sell, assign, contribute to the capital or another company, transfer, whether freely or for consideration, directly or indirectly, transmit or dispose of, under any circumstance, of their Subscription Rights assigned to the Affected Shares Subject to the Preemptive Right, except if subject to the provisions below of this Section VIII.

8.2.                    If AG LTDA. (“AG Offering Party”) receives a binding proposal (“AG Proposal”) from third parties (including, for the purpose of this Agreement, the Parties of the General Shareholders Agreement) (“AG Proponent”) to sell, assign, transfer, whether freely or for consideration, contribute to the capital of another company, transmit or, under any circumstance, dispose of to them part of all of its Affected Shares Subject to the Preemptive Right or Subscription Rights Subject to the Preemptive Right, AG Offering Party shall inform, in writing, (“AG Notice”) Portugal Telecom (“AG Offered Party”), offering them the Affected Shares Subject to the Preemptive Right it intends to dispose of (“AG Offered Shares”) or the Subscription Rights Subject to the Preemptive Right it intends to assign (“AG Offered Rights”), informing the price, which shall be established in currency or equivalent currency, payment place and all other terms and conditions of AG Proposal (including AG Proponent’s name, its full qualification and the commitment thereof to, by acquiring the AG Offered Shares or the AG Offered Rights, adhere to this AG Agreement pursuant to Section XI, which shall be irrevocable and irreversible and together with (i) the submission of letter of guarantee issued by a prime bank institution related to guarantee of the full payment of the price established in AG Proposal, and (ii) the respective corporate approvals to carry out the transaction. AG Offering Party shall also inform its irrevocable and irreversible decision to accept the Proposal, which shall attach a copy of AG Notice.

8.3.                    If Shareholder Portugal Telecom (“Portugal Telecom Offering Party”) receives a binding proposal (“Portugal Telecom Proposal”) from third parties (including, for the purpose of this Agreement, the Parties of the General Shareholders Agreement) (“Portugal Telecom Proponent”) to sell, assign, transfer, whether freely or for consideration, contribute to the capital of another company, transmit or, under any circumstance, dispose of to them all (and not less than all) of its Affected Shares Subject to the Preemptive Right or Subscription Rights Subject to the Preemptive Right, Portugal Telecom Offering Party shall inform, in writing, (“Portugal Telecom Notice”) AG LTDA. (“Portugal Telecom Offered Party”), offering them all the Affected Shares Subject to the Preemptive Right it intends to dispose of (“Portugal Telecom Offered Shares”) or the Subscription Rights Subject to the Preemptive Right it intends to assign (“Portugal Telecom Offered Rights”), subject to the provisions of Sections 8.3.1 and 8.3.2, informing the price, which shall be established in currency or equivalent currency, payment place and all other terms and conditions of Portugal Telecom Proposal (including Portugal Telecom Proponent’s name, its full qualification and the commitment thereof to, by acquiring the Portugal Telecom Offered Shares or the Portugal Telecom Offered Rights, adhere to this AG Agreement pursuant to Section XI, which shall be irrevocable and irreversible) and together with (i) the submission of a letter of guarantee issued by a prime bank institution related to guarantee of the full payment of the price established in Portugal Telecom Proposal, and (ii) the respective corporate approvals to carry out the transaction. Portugal Telecom Offering Party shall also inform its irrevocable and irreversible decision to accept the Proposal, which shall attach a copy of Portugal Telecom Notice.

8.3.1. The purpose of Portugal Telecom Proposal may not be the partial acquisition of the Affected Shares or the Subscription Rights Subject to the Preemptive Right of Portugal Telecom and must include (i) the acquisition by Portugal Telecom Proponent of all the Affected Shares and Subscription Rights issued by LF and held by Portugal Telecom (jointly, “LF Affected Shares and Subscription Rights”), under the same price conditions (after the adjustments that may be required pursuant to Exhibit 8.3.1) and differences of Equity Interests, currency and payment place, term, guarantees (prime bank institution letter of guarantee) and corporate approvals, as referred to in Section 8.2 above; and (ii) the acquisition by Portugal Telecom Proponent of all the Affected Shares and Subscription Rights issued by Telemar Participações and held by Portugal Telecom (jointly, “Telemar Participações Affected Shares and Subscription Rights”), with indication of the currency price and payment place, term, guarantees (prime bank institution letter of guarantee) and other conditions applicable to Telemar Participações Affected Shares and Subscription Rights, as well as corporate approvals for acquisition, and Portugal Telecom shall send, simultaneously to the Portugal Telecom Notice, a notice to LA FONTE and to the shareholders of Telemar Participações containing the Portugal Telecom Proposal for the purpose of exercising the preemptive right, in compliance with the rules set forth in the shareholders agreement of those companies. Portugal Telecom Proponent may condition its Portugal Telecom Proposal to the acquisition of all the Affected Shares and Subscription

Rights Subject to the Preemptive Right of the Company and all LF Affected Shares and Subscription Rights, or, at the discretion of the Portugal Telecom Proponent, also (i) all Affected Shares and Subscriptions Rights of Telemar Participações and/or (ii) part or all the No-Liquidity Shares (as defined below) held by Portugal Telecom, which, in this event, shall be subject to the Preemptive Right to the benefit of Portugal Telecom Offered Party and integration of the Portugal Telecom Offered Shares, as set forth in Section 8.3. In any such cases, Portugal Telecom shall, in Portugal Telecom Notice, inform the existence of the condition applicable to the shareholders of the Company, LF and Telemar Participações.

8.4.                    Within thirty (30) days counted from the date of receipt by the Offered Party of the Offering Party Notice, pursuant to Sections 8.2 and 8.3, the Offered Party shall, in turn, send a written notification (“Notification”) to the Offering Party, with copy to LF, indicating:

(a)                                 that it intends to exercise the Preemptive Rights on all the Offered Shares and/or the Offered Rights issued by the Company; or

(b)                                that it intends to waive its Preemptive Right (with the absence of Notification in this regard, within the estimated period, being understood as a waiver of the Preemptive Right), and the assignment, at any time, of the Preemptive Right to any third party by the Offered Party is not allowed.

8.5.                    Upon expiration of the period set forth in Section 8.4, the Offered Shares and/or the Offered Rights shall be disposed of, within the fifteen (15) following days, to the Offered Party, cumulatively in the event that (i) it has sent a Notification to the Offering Party, within the term provided for, with the content set forth in Section 8.4, containing its irrevocable and irreversible decision to acquire the Offered Shares or the Offered Rights, and (ii) LA FONTE has also sent the notification (as defined in LF Shareholders Agreement) for the acquisition of LF Affected Shares or Subscription Rights. Therefore, the exercise of the preemptive right guaranteed by this Agreement to AG LTDA. for the acquisition of the Portugal Telecom Offered Shares and/or the Offered Rights shall only be effective if LA FONTE also exercises the preemptive right to the acquisition of LF Affected Shares and Subscription Rights.

8.6.                    For the purpose of Section 8.2, in case AG Offered Party has not exercised its Preemptive Rights on all AG Offered Shares and/or AG Offered Rights, pursuant to the above Sections, AG Offering Party shall be free to, pursuant to the Proposal, within the thirty (30) days following the end of the period set forth in Section 8.5 above, dispose of all AG Offered Shares and/or AG Offered Rights to AG Proponent.

8.7.                    If Portugal Telecom Proponent does not condition its Portugal Telecom Proposal to the acquisition of all the Affected Shares and Subscription Rights Subject to the Preemptive Right of the Company, as well as all LF Affected Shares and Subscription Rights and all Telemar Participações Affected Shares and Subscription Rights, pursuant to the provisions of Section 8.3.1 in fine, Portugal Telecom Offering Party shall be free to, pursuant to the

Proposal, with the thirty (30) days following the term set forth in Section 8.5 above, dispose of all Portugal Telecom Offered Shares and/or all Portugal Telecom Offered Rights, and all the LF Affected Shares and Subscription Rights and/or all Telemar Participações Affected Shares and Subscription Rights to Portugal Telecom Proponent, in the event that AG Offered Party and LA FONTE and/or Telemar Participações’ Shareholders, as the case may be, do not have, respectively, exercised their preemptive rights related to the acquisition of all Affected Shares and Subscription Rights Subject to the Preemptive Right of the Company, as well as all LF Affected Shares and Subscription Rights and/or all Telemar Participações Affected Shares and Subscription Rights.

8.8.                    Any sale, transfer, assignment or disposal of Affected Shares or Subscription Rights Subject to the Preemptive Right violating the provisions of this Section VIII shall not be effective, and the Company is hereby prohibited from recording such sale, transfer, assignment or disposal in its books.

8.9.                    Each Shareholder shall forward to the other Parties and to the Company a copy of all Notices and notifications that they send with regard to the exercise of the Preemptive Right addressed by this Section.

8.10.              Neither provision of this Agreement, especially the provisions of this Section VIII, shall be applicable to disposals of Affected Shares made by a Party to its controlling company or controlled company, provided that the acquirers previously adhere in writing to this AG Shareholders Agreement, undertaking all the obligations and rights of the disposing Party Parte, with such Party remaining severally liable for the obligations of the acquirer herein.

8.11.                        In the event that the Affected Shares, subject to the restrictions and procedures set forth in this AG Agreement, become held by three (3) or more different shareholders, the Parties shall amend this AG Agreement so as to establish the Preemptive Right of the Offered Party to the Offered Shares or Offered Rights, in proportion to their equity interests in the Company, as well as their Preemptive Rights to the acquisition of any remaining Offered Shares or Offered Rights not acquired by one or more Offered Party, always ensuring the right of the Offered Party to, provided that the Preemptive Right is ensured, dispose of all, and not less than all, the Offered Shares or Offered Rights.

8.12.                        For clarification purposes, all the references contained in these Sections 8.4 to 8.11 above to Offering Party, Proposal, Proponent, Notice, Offered Party, Offered Shares and Offered Rights shall be understood as applicable to AG LTDA. and to Portugal Telecom, as the case may be.

SECTION IX

BURDENING OF AFFECTED SHARES ISSUED BY THE COMPANY

9.1.       After the Lock-Up Period set forth in Section VII (Lock-Up), the Shareholders may create a pledge, guarantee or chattel mortgage on the Affected Shares issued by the Company, which shall only be valid and effective if the lender represents expressly and in writing that it knows all the provisions set forth in this Agreement — AG and which shall have regard for all the rules set forth herein, primarily as to the Preemptive Right set forth in Section VIII, when applicable, which shall be complied with in any case. The pledge, guarantee or chattel mortgage may not guarantee to the lender political rights of any kind with respect to the Company. Notwithstanding and without prejudice to any of the provisions contained herein and in this Shareholders Agreement it is clear that during the Lock-Up period the Affected Shares may be the subject matter of pledge in favor of top rate financial institutions, provided that (i) the guaranteed obligations, principal and ancillary, have their respective due dates only after the termination of the Lock Up; and (ii) the lender contractually agrees that the foreclosure of the pledge, whether judicial or extrajudicial, may only be begun after the termination of the Lock-Up period, though there may be acceleration as a result of a legal or contractual provision. Any pledge, guarantee or chattel mortgage that may be levied on the Affected Shares shall be immediately informed to the Company which, in turn, shall notify all the Shareholders as to the occurrence of the lien.

9.2.       With respect to the Affected Shares Subject to Preemptive Right, the Shareholders are hereby forbidden to create usufruct, trust, to commit to sale or to grant an option, to create preemptive right, to rent, as well as to sign shareholders agreements, except as set forth in Section 6.1, being however entitled to grant financial institutions the right to participate in the receipt of dividends on its Affected Shares Subject to the Preemptive Right, provided that no political rights of any kind are transferred.

9.3.       AG LTDA. may not create usufruct, and it may also not execute other shareholders agreements which have its Affected Shares as subject matter, being however entitled to grant the right to participate in the receipt of dividends on the Affected Shares to financial institutions of any kind.

9.4.       The Shareholders are likewise forbidden to offer any of its Affected Shares for attachment. If, however, regardless of the Party’s will, the attachment occurs, the Party shall be in charge of providing within thirty (30) days counted as from the actual date of the attachment replacement of its subject-matter, thus releasing the totality of the attached equity interest. The Shareholder’s silence as to the measures required for the replacement and release of the attachment, within the scheduled term, shall submit the defaulting Shareholder to possible losses and damages it may have caused. Besides this, if the defaulting Shareholder does not replace the attached shares and does not pay the debt, the other Shareholder shall be entitled to debt remission assumed by the Shareholder whose shares were attached, releasing the shares from attachment and so purchasing them from the defaulting Shareholder, in order to obtain recovery for any losses and damages it may have suffered.

9.5.       Any third party that may accept pledge or guarantee or any other collateral having as subject-matter the Affected Shares pursuant to this Section IX, always having regard for the rules set forth in this Agreement shall declare expressly and in writing that it is aware of all the terms of this Agreement and that it adheres to it without any restrictions.

9.6.       Any transactions with the Affected Shares made in violation of the procedures and rules established herein shall be ineffective in relation to the Company and to the Other Parties and shall not be acknowledged or taken to effect by the Parties and by the Company.

SECTION X

TRANSFER OF EQUITY INTEREST CONTROL

RIGHT TO FIRST REFUSAL AND
TAG ALONG RIGHT

10.1.        If AG LTDA. (or its direct or indirect controlling shareholder) decides to sell, dispose of or transfer to a third party wholly or partly in any form or by any means, directly or indirectly, the Affected Shares (and/or Subscription Rights, if this is the case) representing the Company’s control (“Transfer of Equity Interest Control”), AG LTDA. shall first notify pursuant to Section XX below Portugal Telecom about its decision, specifying the number of its Affected Shares (and/or Subscription Rights, if this is the case) representing the control of the Company it intends to sell, dispose of or transfer to a third party (all such shares collectively referred to as “Offered Shares — First Offer”) and any Lien that may exist at the time on them (“Right of First Refusal”).

10.1.1.         For purposes of the provisions set forth in this section, the definition of Transfer of Equity Interest Control contained in Article 254-A of the Corporation Law and of the construals of the Securities Exchange Commission shall be used.

10.2.        During the fifteen (15) days following the receipt of the notice referred to in Section 10.1 above, Portugal Telecom may submit in writing to AG LTDA. an irrevocable and irreversible offer for purchase of the totality (and not less than the totality) of the Offered Shares — First Offer (“Offer Notice”), specifying in the mentioned notice the price to be paid in currency or equivalent for each Offered Share — First Offer, specifying the price allocated to the shares issued by Telemar Participações held indirectly by the Company through AG (“Offered Price”), place of payment and all the other terms and conditions of the Offer Notice, which shall be accompanied or establish, as the case may be: (i) submission of a letter of guarantee of a top line banking institution in guarantee of the total payment of the price established in the Offer Notice; (ii) respective corporate approvals to carry out the transaction; (iii) that the only representations and warranties that AG LTDA. will have to make are related to the title to the Offered Shares — First Offer, to its legal capacity and to the authority of its legal representative to enter into the sale agreement; (iv) that the sole obligation of AG LTDA. shall be of transferring the Offered Shares — First Offer to Portugal Telecom, according to the conditions of the share purchase agreement; and (v) that the liability of AG LTDA. in the disposal shall be independent and not joint.

10.3.        The offer submitted by Portugal Telecom pursuant to the Offer Notice shall remain valid and effective for a term of three (3) months counted as from its receipt by AG LTDA., being liable to Portugal Telecom, irrevocably and irreversibly to purchase the Offered Shares — First Offer if AG LTDA. accepts the mentioned offer within the term established herein and by the Price Offered for Offered Share — First Offer.

10.3.1.         The Offer Notice may establish that the acquisition of the Offered Shares shall be made by a controlled company by Portugal Telecom, as long as Portugal Telecom jointly guarantees all the obligations assumed by its controlled company in relation to the acquisition of the Offered Shares — First Offer.

10.4.        During the three (3) months following the receipt of the Offer Notice, AG LTDA. may or may not, at its sole discretion, dispose of the Offered Shares — First Offer, provided that AG LTDA. opts to sell the Offered Shares — First Offer to third parties (which includes, without limitation, the Parties to the General Shareholders Agreement), may only do so, during the abovementioned period, at a price greater than the Offered Price and other conditions, at least equivalent to those contained in the Offer Notice, provided that in any case there is due regard for Tag Along Right (as defined below) of Portugal Telecom in the case of Transfer of Equity Interest Control as set forth in Section 10.7 below and other applicable conditions of this Shareholders Agreement and the General Shareholders Agreement.

10.5.        If Portugal Telecom does not submit its offer within the term set forth in Section 10.2, AG LTDA. will be free to negotiate and sell its Offered Shares — First Offer during the mentioned term of three (3) months counted as from the final date of the term for remittance of the Offer Notice and on the other conditions that may be suitable to it, provided that there is regard in any case for Tag Along Right (as defined below) of Portugal Telecom in the event of the Transfer of the Equity Interest Control as set forth in Section 10.7 below and other applicable conditions of this Shareholders Agreement and of the General Shareholders Agreement.

10.6.        If the sale of the Offered Shares — First Offer is not consummated within a term of three (3) months set forth in Sections 10.3 and 10.4 above, and AG LTDA. again wishes to sell its Affected Shares (and/or Subscription Rights, if this is the case) representing the Company’s control, the procedure set forth in this Section 10 shall begin again.

10.7.        Without loss to the Right of First Refusal set forth in Section 10.1 to 10.6, in the case of Transfer of Equity Interest Control, Portugal Telecom shall be entitled to sell collectively with AG LTDA. the totality of the Affected Shares (and/or Subscription Rights, if this is the case) held by it and issued by the Company provided that such sale also encompasses (i) the totality of the Affected Shares (and/or Subscription Rights, if this is the case) issued by LF, as defined in the Shareholders Agreement - LF; and (ii) the totality of its Affected Shares (and/or Subscription Rights, if this is the case) issued by Telemar Participações (“Tag Along Right”). In the case of sale of the Affected Shares issued by LF and of the Affected Shares of Telemar Participações, preemptive rights of the signatory shareholders, respectively, of the Shareholders Agreement - LF and of the General Shareholders Agreement shall be fully respected.

10.7.1.         Portugal Telecom shall be entitled (but not required) to include in its Tag Along Right the totality of the shares (and/or subscription rights) held by Portugal Telecom issued by TNL and Telemar and which have been purchased on the date of completion of the Transaction and which, upon their sale pursuant to this Agreement — AG, do not meet the liquidity criterion set forth in article 137, item II, “a”, of the Corporation Law, whose valuation shall occur pursuant to Exhibit 10.7.1 (“Shares without Liquidity”).

10.8.        For purposes of Section 10.7, AG LTDA. shall notify Portugal Telecom and the Company in writing, advising about the intended sale (“Notice of Sale”), establishing a term to make the sale not lower than (a) fifteen (15) Business Days counted as from the delivery of the Notice of Sale or (b) the termination of the term for the performance of the Preemptive Right or the right to purchase established in Sections VIII and X of the General Shareholders Agreement, as applicable, from among those two that occur last (“Date of Sale”). The Notice of Sale shall be accompanied by (i) draft agreement of the negotiated sale (ii) letter of guarantee of a first class banking institution which ensures the payment of the whole price of the Affected Shares issued by the Company, of the Affected Shares issued by LF, and of the Affected Shares issued by Telemar Participações held by Portugal Telecom and furthermore of the TNL Shares and Telemar Shares Without Liquidity, which may be the subject-matter of the Tag Along Right, and (iii) respective corporate approvals to carry out the transaction, and which shall also contain and specify: (a) the name and qualification of the Purchaser (“Purchaser”); (b) the price in currency or equivalent and other selling conditions; (iv) Purchaser’s confirmation which compels it to purchase irrevocably and irreversibly, if the

Tag Along Right is exercised, the totality of the Affected Shares issued by the Company and held by Portugal Telecom and, furthermore, the totality of its Affected Shares issued by LF and issued by Telemar Participações and, if Portugal Telecom exercises its Tag Along Right in relation to these, the Shares Without Liquidity and, if the Tag Along Right is not exercised, commitment to, upon purchasing the Offered Shares representing the Company’s Control, adheres to this Agreement — AG pursuant to Section XI; and (v) the Date of Sale, within the interval of time established above.

10.9.        If Portugal Telecom wishes to exercise its Tag Along Right it shall notify AG LTDA. and the Purchaser in writing within up to twenty-five (25) days as from the date of receipt of the Notice of Sale.

10.10.      The price per Affected AG Share to be paid by Portugal Telecom shall be equal to the price of the Affected Share paid to AG LTDA., with due regard, in relation to the price of the Affected LF Shares, of the Affected Shares AG, of the Telemar Participações Affected Shares and, if this is the case, of the price of the Shares Without Liquidity, to the formulae of Exhibit 10.10, if applicable. The conditions of sale shall be the same for AG LTDA. and for Portugal Telecom, and it is hereby determined that when negotiating the sale of its Affected Shares to third parties, AG LTDA. shall establish that: (i) the consideration for the Affected Shares issued by the Company held by LF, by Telemar Participações and, if this is the case, of the TNL Shares and Telemar Shares Without Liquidity shall necessarily be paid in local currency or assets with immediate liquidity for the amount that has been ascribed to such assets in the scope of the sale; (ii) the only representations and warranties that Portugal Telecom shall have to make will be related to the title to the Company’s Affected Shares and to those of LF, of the Affected Shares of Telemar Participações and of the Shares Without Liquidity (if included in the sale), to its legal capacity and to its legal representative’s authority to enter into the sale agreement; (iii) the only obligation of Portugal Telecom will be to transfer the title to the Affected Shares issued by the Company, of the Affected Shares of LF, of the Affected Shares of Telemar Participações and of the Shares Without Liquidity (if this is the case) to the Purchaser, according to the conditions of the share purchase agreement; and (iv) the liability of Portugal Telecom in the sale shall be individual and not joint.

10.11.      If the Purchaser refuses to complete the purchase of all the Affected Shares held by Portugal Telecom subject-matter of the exercise of the Tag Along Right, including the Shares Without Liquidity, if this is the case, AG LTDA. shall be prevented from selling any of its Affected Shares (or Subscription Rights) to the Purchaser, except if it has obtained the express consent of Portugal Telecom.

10.12.      If Portugal Telecom does not exercise its Tag Along Right, it shall be allowed to AG LTDA., to the Date of Sale, to sell its Affected Shares for the same price and on the same terms and conditions informed in the Notice of Sale, with due regard for the provisions of Section 8.10 above and of Section XI. Should the disposal not be consummated by the Date of Sale and on the offered conditions, the procedures inherent to the Preemptive Right and to the Tag Along Right, as set forth in this Agreement, shall be made again.

10.13.      No provision contained in this Section shall jeopardize or change the right set forth in Section X of the General Shareholders Agreement.

SECTION XI

 PURCHASER’S ADHESION; PURCHASE OF POLITICAL RIGHTS

11.1.        Whether or not the Affected Shares or Subscription Rights are subject to the Preemptive Right set forth in Section VIII, the Purchaser of the Affected Shares and/or of the Subscription Rights shall irrevocably be required to adhere, unconditionally and irreversibly, to the terms of this Agreement, through amendment or under mail sent by the Registry of Deeds and Documents to the Company and to the Shareholders, subject to the ineffectiveness of the respective sale. In the case of the Subscription Right, the Purchaser shall likewise be required to adhere to this Agreement at the time of conversion of the bonds or securities into shares entitled to vote or subscription.

11.2.        If the selling Party is AG LTDA. and it sells its Affected Shares or Subscription Rights in part to two or more third parties, AG LTDA. (if the sale is partial) and such third party Purchasers shall exercise all the rights collectively and in block as if, for purposes of this Agreement — AG, they were one sole Shareholder, jointly liable for the performance of the obligations hereunder.

11.3.        The Purchaser(s) of the totality of the Affected Shares or Subscription Rights issued by the Company and the totality of the Affected Shares issued by LF and, if this is the case, of the Affected Shares issued by Telemar Participações, held by Portugal Telecom, shall be entitled to all the political rights and rights of other nature and shall also assume the totality of the obligations of Portugal Telecom set forth herein — AG, without interruption, assuming wholly the rights and obligations of Portugal Telecom established in this Agreement — AG, with due regard for the restrictions set forth in the Private Instrument of Shareholders Agreement of the Block Members entered into on the date hereof by and between BNDESPAR, PREVI, PETROS and FUNCEF, applicable to such (“PPFB Agreement”).

11.4.        In the event that the Shareholders of Telemar Participações exercise their Preemptive Rights to purchase the Affected Shares issued by Telemar Participações, even so the Purchaser of the Company’s Affected Shares and Subscription Rights issued by LF pursuant to Section 8.5 shall be entitled to all the political rights and rights of any other nature and shall assume the totality of the obligations of Portugal Telecom set forth in this Agreement — AG, without interruption, assuming wholly the rights and obligations of Portugal Telecom established in this Agreement — AG.

11.5.        In the event set forth in Section 11.4. above, the percentages set forth in Section 4.8 shall be reduced with regard for the formula contained in Exhibit 11.5.

11.6.        In any event, the Purchaser of the Affected Shares set forth in Section 8.1(b) (except if the Purchaser is Portugal Telecom or a controlled shareholder or a controlling shareholder of Portugal Telecom) shall not be entitled to vote in the matters contained in Sections 3.1.1 (i), 3.1.3(i), 3.1.3(ii) and 3.1.3(iii) (not being considered for the formation of approval quorums established in the mentioned Sections), and shall not take part in any Joint Prior Meetings set forth in Section 4.1 with regard to the Qualified Matters (not constituting unanimous vote addressed in Section 4.1.1 or the quorum addressed in Section 4.8).

SECTION XII

SALE OF CORPORATE EQUITY INTERESTS BY THE COMPANY AND BY THE SHAREHOLDERS

12.1.        This Agreement does not jeopardize the rules of transfer of the Affected Shares and/or Subscription Rights of Telemar Participações reflected in the General Shareholders Agreement, to which AG and Portugal Telecom are signatories and which shall be complied with where applicable also in the procedural part.

12.2.        If AG decides to transfer or in any way sell the totality of the Telemar Participações Affected Shares, even if the transfer is imposed by virtue of the provisions of the General Shareholders Agreement (“Transfer”), the sale of the Telemar Participações Affected Shares shall be binding on the Shareholders to approve the dissolution of the Company and of AG in a Shareholders Meeting of Company and of AG, and the respective Transfer may only be completed once such dissolutions have been resolved, establishing the simultaneous payment to Portugal Telecom and to AG LTDA., in proportion to their respective equity interests in the Company’s capital of the sales price of Telemar Participações Affected Shares, within a maximum term of two (2) Business Days after receipt thereof, as anticipation of the amounts that the Shareholders shall be entitled to receive by virtue of the liquidation of the Company and of AG, after deducting all the taxes due by the Company and by AG and of the amounts required to meet all the other liabilities registered with their respective accountings, including accrual for the expenses required for liquidation and unequivocally demonstrated to the Shareholders (“Credit of Portugal Telecom” and “Credit of AG”, as the case may be). The other assets owned by the Company and by AG shall also be distributed among the Shareholders at the ratio of their equity interests, with due regard for the liquidation procedures.

12.2.1.     Should the Transfer of the Telemar Participações Affected Shares be partial, as an alternative to the dissolution, the sale may be completed after the resolution on the adoption of the corporate procedures that result in the refund of the sales price of the Telemar Participações Affected Shares to the Shareholders, with due regard for the other terms and conditions set forth herein, such as redemption of shares, payment of extraordinary dividends, reduction of capital, or any corporate transaction which may be agreed by the Parties.

12.2.2.     In the event that, as a result of the refund to the shareholders of the sales price of the Telemar Participações Affected Shares referred to in the previous item 12.2.1, any Taxes, costs and expenses (“Costs”) are due as a result of the liquidation of the Company (and not of AG) or, further, due to the adoption of other procedures which may be adopted for this same purpose and which affect the Company, it shall be AG LTDA.’s liability to pay the Costs, so that Portugal Telecom may receive the amounts that shall be ascribed to it as if the Company did not exist.

12.3.        Even if a Transfer of the Affected Rights and/or Subscription Rights issued by Telemar Participações is made by AG, the rights of Portugal Telecom as holder of the Telemar Participações Affected Shares set forth in the General Shareholders Agreement shall not be jeopardized. In this way, Portugal Telecom may in this case exercise its Preemptive Rights in the acquisition of the Affected Shares and/or Subscription Rights issued by Telemar Participações and take part in the offer to purchase it as the General Shareholders Agreement entitles it to do.

12.3.1.     If Portugal Telecom purchases the Affected Shares and/or Subscription Rights issued by Telemar Participações held by AG, as Purchaser, or in the exercise of its rights set forth under the General Shareholders Agreement, Portugal Telecom is forthwith authorized by AG LTDA., by the Company and by AG to use the Credit of Portugal Telecom to pay to AG and up to the limit thereof the amount corresponding to the price of purchase or Transfer of the mentioned Affected Shares and/or Subscription rights issued by Telemar Participações purchased by Portugal Telecom.

12.4.        Furthermore, if the Company decides to cause AG to make the Transfer of its Telemar Participações Affected Shares, Portugal Telecom shall be entitled to sell collectively with AG the totality of the Affected Shares (and/or Subscription Rights, if this is the case) issued by the Company, the totality of the Affected Shares (and/or the Subscription Rights, if this is the case) issued by LF, as defined in the Shareholders Agreement — LF, and the totality of its Affected Shares (and/or Subscription Rights, if this is the case) issued by Telemar Participações, as defined in the General Shareholders Agreement (“Tag Along Right with the Company”), provided that Portugal Telecom may not exercise its Tag Along Right, only if the Purchaser in the Transfer is any of the shareholders signatories to the General Shareholders Agreement, though they may be LF TEL and/or its controlling shareholders.

12.4.1.     Portugal Telecom shall be entitled (but not required) to include in its Tag Along Right with the Company the Shares Without Liquidity (and/or subscription inherent thereto) held by it, as set forth in Section 10.7.1.

12.5.        All the procedures and conditions set forth in Section 10.7 to 10.12 for the exercise of the Tag Along Right set forth in Section 12.4 above shall be complied with, mutatis mutandis .

12.6.        In the event of Transfer of Affected Shares of the capital of Telemar Participações held by AG, including if the Transfer derives from the provisions of Section X of the General Shareholders Agreement, and provided that Portugal Telecom has purchased shares issued by Telemar Participações through the exercise of its Preemptive Right, including by taking part in the apportionment of residue, if any, without reconstructing its Equity Interest at the moment immediately prior to its sale, or in the event in which it does not have the right to exercise its preemptive right, as set forth in the General Shareholders Agreement, Portugal Telecom shall be entitled to receive from AG LTDA., from the Company or from AG (which in this case are joint), in the same act of receipt by AG of the price of Telemar Participações Affected Shares obtained at the Transfer, a recomposition amount of its investment which shall be ascertained in accordance with the formula set forth in Exhibit 12.6 (“Recomposition”). The Recomposition shall be ascertained upon valuation of the shares issued by Telemar Participações, according to the rules, methodologies and criteria set forth in the same Exhibit 12.6 (“Valuation Value”). The rule of Recomposition does not apply to the event of Portugal Telecom using its right to a First Offer set forth in Section X above and a sale is made for an amount greater than that offered by Portugal Telecom, regardless of the amount of the shares that it may purchase as a result of the preemptive right set forth in the General Shareholders Agreement.

12.7.        Except for the sale of shares issued by Telemar Participações, which shall be subject to the above rules, AG, upon sale of their other Equity Interests, shall have regard for a price not lower than the respective market value, which shall be ascertained according to the average quotation in the stock exchange in the thirty (30) trading sessions prior to the date of sale. In the case of sale of the Shares Without Liquidity, the sales price may not be lower than the value obtained according to the criteria set forth in Exhibit 10.7.1.

12.8.        The sale of the Shares Without Liquidity by AG or by Portugal Telecom, when not made in any one of the cases of Tag Along set forth herein, shall respectively entitle Portugal Telecom or AG to take part in the mentioned sale with the same number of TNL and Telemar Without Liquidity Shares of the seller under the intended sale, with due regard for the same terms and conditions, including price, term and form of payment.

12.8.1.     With the purpose of organizing the sale set forth in Section 12.8 above, Portugal Telecom and AG shall establish the procedures regarding such sale, within a term of fifteen (15) days counted as from the date of notice of the intention to carry out such sale, as sent by one party to the other.

SECTION XIII

PURCHASES OF EQUITY INTERESTS OF AG

13.1.        Without prejudice to the other applicable provisions set forth herein, if AG intends to purchase, per purchase or subscription, shares issued or subscription of shares (or securities convertible into shares) by Telemar Participações, including those that come to be offered to AG by virtue of the preemptive right set forth in the General Shareholders Agreement

(including the right set forth in Section X of the General Shareholders Agreement), the terms and conditions set forth in this Section shall be complied with.

13.2.        Portugal Telecom may oppose to AG purchasing shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações if the purchase price is greater than the Valuation Value ascertained according to the Valuation procedures established in Exhibit 13.2 hereof.

13.2.1      For purposes of this Section, the Company may notify Portugal Telecom as to its intention to cause AG to purchase shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações on a timely basis in order that the Valuation Procedures set forth in Exhibit 13.2 may be completed prior to expiration of the term for exercising the preemptive right to subscription of shares and increase of capital or of the term for exercising the Preemptive Right set forth in the General Shareholders Agreement, as the case may be. The notice shall contain all the terms and conditions of the intended acquisition. Once said notice has been received, Portugal Telecom shall have a term of six (6) Business Days to request the Valuation, and its silence shall be understood as waiver of its right to submit opposition, in which case AG shall be free to purchase the shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações pursuant to the terms of the notice made, without regard for the Valuation procedures set forth herein.

13.2.1.1.  The Company shall also send to Portugal Telecom a communication advising about the receipt of a Notice (as defined in the General Shareholders Agreement), on the business day immediately subsequent to the receipt of the mentioned Notice.

13.2.2.     If the price proposed for purchase of the shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações contained in the notice covered in Section 13.2.1 exceeds the Amount of Valuation by more than ten percent (10%), Portugal Telecom may submit opposition to the purchase intended upon express communication sent to the Company and to AG.

13.3.        AG LTDA. and its Affiliates (including the Company) may only purchase shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações by means of AG. However, if Portugal Telecom exercises its right to submit opposition to the purchase pursuant to the terms set forth herein, the shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações may be purchased by AG LTDA. or by any of its Affiliates (except for the Company and AG), in which case it shall assign to AG LTDA. or to its Affiliates (provided that the provisions set forth in Section 8.22 of the General Shareholders Agreement are complied with), in a non-burdensome way, the rights that allow it to purchase the shares or rights to subscription of shares issued by Telemar Participações. If it is not possible for any reason to make an assignment during the period of exercise of the preemptive right, AG, with the funds supplied by AG LTDA., shall make the acquisition of shares or rights to the subscription of shares (or securities convertible into shares) issued by Telemar Participações, immediately assigning them to it after the purchase to AG LTDA., free of any kind of burden to the Company and to AG.

13.4.        Without prejudice to the provisions set forth in Section 13.2.2, the right of Portugal Telecom to submit opposition set forth above may be exercised if Portugal Telecom does not exercise purchase rights by virtue of the General Shareholders Agreement for the acquisition of shares or rights to subscription of shares (or securities convertible into shares) issued by Telemar Participações, whose purchase was intended by AG.

13.5.        The Company may create any pledge, guarantee or other Lien on Equity Interest which the Company may have or may come to have, with due regard where applicable for the restrictions and formalities set forth in this Agreement. Such authorization does not encompass the shares issued by AG held by the Company, whose burdening shall always depend on the authorization of Portugal Telecom, in a Shareholders Meeting, pursuant to this Agreement. Additionally, any Lien may only be valid and effective if the lender declares expressly and in writing that it is aware of all the provisions of this Agreement and that it shall have regard for all the rules set forth herein with respect to the provision of the Equity Interests held by the Company. Any Lien that may be imposed on the Equity Interests shall be immediately informed to the Company which, in turn, shall notify all the other Parties about this Agreement.

13.6.        Portugal Telecom shall also have the right to oppose the purchase of other Equity Interests by AG, with due regard mutatis mutandis for all the procedures and conditions set forth in Sections 13.2 to 13.5 above, if the purchase price is greater than the respective market value, which shall be determined according to the average quotation in the stock exchange in the thirty (30) trading sessions preceding the purchase date. In the case of purchase of Shares Without Liquidity, Portugal Telecom may also submit opposition if the purchase price exceeds the amount thereof obtained according to criteria set forth in Exhibit 10.7.1.

13.7.        Any transactions with the Equity Interests made in disagreement with the procedures and rules established herein shall be ineffective in relation to the Company, to AG and to the Parties and shall not be acknowledged nor be carried out by the Company, by AG and by the Parties.

13.8.     Without prejudice to the provisions set forth in Section 13.3 above, AG shall not assign to the Company the rights arising out of its condition of shareholder of Telemar Participações without prior and express consent of Portugal Telecom.

SECTION XIV

REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

14.1.                       Each Party hereby represents and warrants that it:

(i)                                    is a duly organized entity, validly existing and in a good financial and legal situation;

(ii)                                 has all the power and authority required to own the Affected Shares and to perform the obligations set forth herein;

(iii)                              the execution and performance of the Agreement were authorized by all necessary instances and (a) do not violate, nor shall violate any law, rule, regulation, order or decree that is applicable to it, nor (b) violate its bylaws and other articles of incorporation;

(iv)                             this Agreement is binding on its signatories, and is enforceable against it pursuant to its terms;

(v)                                there is no litigation pending to which such Party is a party and which, if adversely decided, may have a substantially adverse effect on the Party’s condition or on its capacity to perform its obligations under this Agreement;

14.2.                       AG LTDA. ratifies hereby for due purposes, as if it had wholly been transcribed herein, the representations and warranties given to Portugal Telecom under the Transaction Agreements, especially, but without limitation, the representations regarding the Title to the Affected Shares, Capitalization of the Company and Equity Interests held by the Company.

SECTION XV

CHANGE AND SUBORDINATION

15.1.                       Any amendment or modification to this Agreement may only be made or be binding on the Parties, if written and executed by all the Parties, with due regard for the provisions set forth in Sections 15.3 and 15.4 below.

15.2.                       This Shareholders Agreement — AG and the Shareholders Agreement - LF are deemed subordinate and, for such purpose, shall be registered with the principal places of business of the Company and of LF, pursuant to Section XXII.

15.3.                       Besides the consent and execution of all the Parties, any change or modification to this agreement may only be made with the prior and express authorization of the Intervening Parties, which shall be expressed in writing.

15.4.                       This Agreement may not be amended without the prior and express consent of the other signatories of the General Shareholders Agreement. In the event of discrepancy between the provisions contained in this Agreement and those contained in the General Shareholders Agreement, the provisions of the General Shareholders Agreement shall always prevail.

SECTION XVI

TRANSFER OF CONTROL FROM PORTUGAL TELECOM

16.1.                       Portugal Telecom SGPS may not fail to exercise directly or indirectly the control of Portugal Telecom (or fail to hold, directly and indirectly, the majority of the shares entitled to vote issued by Portugal Telecom, pursuant to Section 17.3 below) without the totality of the Affected Shares held by Portugal Telecom being previously offered to AG LTDA., with due regard for the principles contained in Section VIII above, regarding the performance of the Preemptive Right. For purposes of the exercise of the Preemptive right addressed herein, the Price to be established by the appraiser chosen by consensus between the Parties shall be considered, which shall take into account, for purposes of valuation of the Affected Shares to be sold, the amounts and conditions contained in the proposal originally received by the controlling shareholder of the Party now in reference.

16.2.                       If the control of Portugal Telecom is no longer exercised by Portugal Telecom SGPS, without regard for the provisions of Section 16.1, the Company’s shares held by it shall lose their characterization as Affected Shares, with the consequent suspension of its rights to vote, and Portugal Telecom shall be prevented from taking part in the Previous Joint Meetings.

16.3.                       AG LTDA. may request at any time that Portugal Telecom send the complete list of its shareholders entitled to vote, in a position prior to the date of request.

SECTION XVII

JOINT OBLIGATIONS OF PORTUGAL TELECOM AND OF PORTUGAL TELECOM SGPS

17.1.                       The provisions set forth in Section 8.10 in fine herein shall be applied to Portugal Telecom SGPS, mutatis mutandis, and it shall be jointly liable for the obligations assumed herein by Portugal Telecom before AG LTDA., the Company and AG, expressly waiving the benefits set forth in Articles 365, 827, 829, 834, 835, 837, 838 and 839 of the Civil Code and 595 of the Code of Civil Procedure.

17.2.                       Any Purchaser of the direct and indirect equity interest of Portugal Telecom SGPS representing control in Portugal Telecom, with due regard for all the provisions set forth herein, shall also be subject to the provisions of Section 8.10, in fine, of this Agreement, and it shall, as new guarantor of the obligations of Portugal Telecom, enter into this Agreement to formalize its consent with such condition, subject to the application of the provisions of

Section 16.2 hereof.

17.3. Portugal Telecom SGPS shall be deemed for all effects of this Agreement the controlling shareholder of Portugal Telecom while it holds full title to and economic and political interests representative, directly or indirectly, of at least fifty-one percent (51%) of the capital of the shares with right to vote of Portugal Telecom.

SECTION XVIII

WAIVERS

18.1.                       The fact that any signatory fails to require, at any time, the performance of the provisions set forth in this Agreement — AG or fails to exercise any option, alternative or right granted herein, does not mean waiver of any of its provisions nor shall affect the validity or right, wholly or partly, ensuring to any signatory the right to seek performance of all or any part of any provision hereof in the future, as well as to exercise the mentioned option, alternative or by law, except as otherwise and specifically provided for in this Agreement — AG. No waiver of any provision hereof shall be effective before the other signatories, unless it is made in writing and by a legal representative of the waiving signatory.

SECTION XIX

ASSIGNMENT

19.1.                       The rights and obligations of the Parties hereto may not be transferred or assigned wholly or in part, except if otherwise set forth herein or upon prior written consent of the other Parties.

SECTION XX

COMMUNICATIONS

20.1.                       All the communications set forth or allowed herein shall be made in writing and shall be deemed as duly made when transmitted via telegram, facsimile or electronic transmission of data (in each case subject to the receipt of an appropriate receipt code of or confirmation of receipt by the recipient), or when delivered personally or sent upon registered mail to the address of the Parties or of the persons authorized to receive such communication, at the addresses to be informed by each Party to the Executive Officers.

SECTION XXI

EFFECTIVENESS, VALIDITY

21.1.                       The effectiveness of this Agreement shall be subject: (i) to the purchase and subscription by Portugal Telecom of the indirect equity interest in AG and AG and direct equity interest in Telemar Participações, pursuant to the terms and conditions set forth in the Company’s Share Purchase Agreement , in the Agreement for Subscription of Shares issued by the Company, in the LF Share Purchase Agreement, in the Agreement for Subscription of Shares Issued by Telemar Participações, all entered into on the date hereof by Portugal Telecom, and in the Agreement for Purchase of Shares and Assignment of Rights to Subscription of Shares of Telemar Participações, entered into on the date hereof by and between Portugal Telecom and the other shareholders of Telemar Participações BNDESPAR, PREVI, FUNCEF and PETROS; and (ii) to the actual receipt of the purchase price and subscription of Shares of the Company, of LF and of Telemar Participações and of the purchase price and assignment of rights to subscription owned by BNDESPAR, PREVI, FUNCEF and PETROS, regardless of any additional formality.

21.2.                       This Shareholders Agreement — AG shall be effective for a term of forty (40) years counted as from April 25, 2008.

21.2.1.                The term of validity of this Agreement as set forth herein may be extended for successive periods of ten (10) years upon the Shareholders’ decision taken at least six (6) months prior to the end of each period of validity.

SECTION XXII

SUBORDINATION, FILING, REGISTRATION AND GOVERNING LAW OF THE COMPANY AND OF AG

22.1.                       The Company and AG execute this instrument, as intervening parties, and such intervening shall be valid as registration of the Agreement at the head offices of the Company and of AG, for all legal purposes, provided that the parties shall be liable to register such instrument at the head offices of LF, of LF TEL and of Telemar Participações and its Relevant Controlled Shareholders, at the head offices of CTX and of Contax.

22.1.1.                The obligations arising out of this Shareholders Agreement shall be registered in the Register of Registered Shares of the Company, of AG, of LF, of LF TEL, of Telemar Participações and of its Relevant Controlled Shareholders, which shall contain, on the margin of Registration of the Shares the following wording: “The shares indicated herein are subordinate and subject to the terms and conditions of the Company’s Shareholders Agreement, entered into on January 25, 2011, and shall comply with the provisions thereof, primarily as to the exercise of the right to vote inherent thereto, as well as to its transfer or burdening for any purpose”. Such registration is an impediment to carrying out any acts contrary to the terms of this Agreement, and the Company and AG shall consequently be lawfully authorized not to make, in this case, any registration of such actions and, therefore, refuse to transfer the ownership or title to any rights to the shares encompassed by this Agreement.

22.2.                       The Bylaws of the Company and of AG, pursuant to Exhibit 1.1(u) shall not be amended until this Agreement becomes effective.

22.3.                       The Company, AG and its Controlled Companies are governed by the provisions of this Agreement — AG and by the Bylaws. In the event of any discrepancy between the Bylaws and this Agreement — AG, the provisions of this Agreement — AG shall prevail in relation to the Parties and to AG.

SECTION XXIII

SPECIFIC PERFORMANCE

23.1.                       The Parties hereby agree to perform its voting rights in relation to the Company, to AG, to Telemar Participações, or to its Controlled Shareholders in a manner consistent with the terms of this Agreement — AG, under which any Party has the right to require specific performance against the other Parties according to the provisions set forth in Articles 466-A, 466-B and 466-C of the Brazilian Code of Civil Procedure and Article 118, paragraph 3, of the Corporation Law. Notwithstanding any provisions otherwise included in this Agreement — AG, each one of the Parties is aware of and agrees that, in the event that any of the Parties fails to comply with any of the obligations of this Agreement — AG, and provided that any Conflict as to the occurrence of any default has already been decided in a final manner, the defaulting Party may not exercise its political rights set forth herein until the defaulting Party has remedied the default.

23.2.                       Each Party has the right to request from the Chairman of the Shareholders Meeting, of the Chairman of the Board of Directors and/or of the Chief Executive Officer of the Company, of AG, of Telemar Participações, of Telemar, of TNL or of its Relevant Controlled Companies, which does not compute a vote rendered or does not register a transfer of the Affected Shares made in violation of the provisions hereof, regardless of any judicial or extra-judicial proceedings, and is an obligation of the chairman of the Shareholders Meeting, of the chairman of the Board of Directors and of the Chief Executive Officer of the Company, of AG, of Telemar Participações, of Telemar, of TNL or of its Relevant Controlled Shareholders to comply with and to cause this Agreement — AG to be complied with pursuant with Article 118 of the Corporation Law.

SECTION XXIV

PROVISIONAL PROVISIONS

24.1.                       The Shareholders agree to adopt and to cause the Company and AG to adopt the necessary measures and also to approve with their votes the partial spin-off of the Company and of AG with the transfer to a new company, created as a joint stock company and whose capital stock shall be distributed among the Shareholders at the same proportion according to the types of shares held by it in the Company, of the Company’s assets and of AG comprised of (i) investment of AG in CTX and, indirectly, in Contax; (ii) any credits and debits between AG and CTX; and (iii) net equity (the “CTX Spin-off”).

24.2.                       The CTX Spin-off shall be consummated by July 2011. Until the CTX Spin-off, AG shall exercise its votes as a shareholder of CTX aiming to maintain its ordinary course of business, abstaining from performing the acts set forth in the Shareholders Agreement of CTX, set forth in Section 24.3 below, which require the agreement of Portugal Telecom.

24.3.                       The Shareholders hereby and separately execute the Shareholders Agreement of the new company to be formed by them as a result of the CTX Spin-off, conditioning its efficacy to the consummation of the CTX Spin-off.

24.4.                       Until the CTX Spin-off occurs, AG shall not be entitled to sell, dispose of or transfer by any means or in any way its shares issued by CTX or the rights regarding such equity interests nor to enter into any agreements which have as subject-matter the transfer and sale though to become effective in the future.

24.5.                       In the event that, as a result o f the corporate reorganization involving the Company and its Shareholders which shall be duly approved by them, which results in the attribution to Portugal Telecom of shares issued by AG TELECOM currently held by the Company, this Shareholders Agreement shall be deemed for all purposes as the Shareholders of AG TELECOM and the shares issued by AG TELECOM shall be deemed as the Affected Shares to the agreement.

SECTION XXV

GENERAL PROVISIONS

25.1.                       The provisions and conditions of this Agreement shall irrevocably and irreversibly inure to the benefit and be binding upon the signatories and their respective successors on any account whatsoever.

25.2.                       Forbearance by either Party in relation to inaccurate or untimely compliance or non-compliance with the obligations by the other Party shall be solely valid on an individual basis and shall not imply waiver or novation of any type whatsoever.

25.3.                       In case any section or provision of this AG Agreement becomes ineffective, unenforceable or invalid, such fact shall not affect the enforceability or validity of the remaining sections and provisions, which shall remain in full force and effect. In such event the Parties shall negotiate in good faith to replace the ineffective section or provision in such a manner to maintain the objectives and principles set forth herein.

SECTION XXVI

SPECIAL PROVISIONS RELATED TO DISPOSAL OF THE AFFECTED SHARES BY PORTUGAL TELECOM

26.1.                        BNDESPAR, PREVI, FUNCEF and PETROS are hereby ensured, as long as they hold equity interests in Telemar Participações, the right to replace AG LTDA. (or its successors and assignees on any account whatsoever) in the exercise of the Preemptive Right in relation to acquisition of the Affected Shares owned by Portugal Telecom (or its successors and assignees on any account whatsoever) in case that AG LTDA. (or its successors and assignees on any account whatsoever) fails to exercise the Preemptive Right as provided for in Section VIII and the right provided for by Section XVI of this Agreement.

26.1.1.                The shareholders hereby agree that the exercise of the Preemptive Right to acquisition of the Affected Shares owned by Portugal Telecom in replacement of AG LTDA., as provided for by Section 26.1 above, represents the individual right of BNDESPAR, PREVI, FUNCEF and PETROS as shareholders of Telemar Participações. In case BNDESPAR or PREVI or FUNCEF or PETROS transfers, on any account whatsoever, shares issued by Telemar Participações to any third parties (“Telemar Third Party Buyers”), then the preemptive right referred to in this Section may be also exercised, with no restriction whatsoever, by the Telemar Third Party Buyers, and all rules and conditions set forth in this Section shall be applicable thereto.

26.2.                        BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS and/or Telemar Third Party Buyers and/or AG PASA Third Party Buyers, as well as their respective successors and assignees on any account whatsoever, shall replace Portugal Telecom in all its rights and obligations. For the purposes of this Section, “AG PASA Third Party Buyers” means any third parties that may acquire, on any account whatsoever, the Affected Shares held by BNDESPAR or PREVI or FUNCEF or PETROS or the Telemar Third Party Buyer (or their respective successors and assignees on any account whatsoever).

26.2.1.                BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS shall not exercise the rights provided for in Sections 3.1.10, 12.6 and XIII of this Shareholders Agreement for as long as they remain as shareholders of the Company.

26.2.1.1.       The restrictions set forth in Section 26.2.1 shall not be applicable to third parties that may acquire the Affected Shares under this Section, in such a manner that they shall have all rights and obligations of Portugal Telecom under this Agreement as set forth in Section 11.3.

26.3.                        In the event set forth in Section 8.3 of this Agreement, the Parties agree that Portugal Telecom shall also send a copy of the Portugal Telecom Notice to BNDESPAR, to PREVI, to FUNCEF and to PETROS for the purpose of enabling the exercise of the right provided for in

Section 26.1 above.

26.3.1.                During the same period of time set forth in Section 8.4 of this Agreement, BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS may send a notice to Portugal Telecom (with copy to AG LTDA.) indicating: (i) their interest in acquiring all Offered Shares issued by the Company and by LF and all Affected Shares and Telemar Participações Subscription Rights; and (ii) the proportion in which such acquisitions shall be made by BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS (“Telemar Participações Shareholders Notice”).

26.3.2.                In case the proportion set forth in item (ii) above is not informed, the acquisition of the Affected Shares shall be mandatorily made in compliance with the proportion in which the shares issued by Telemar Participações were acquired, subject to the preemptive right provided for by Section VIII of the General Shareholders Agreement, by BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS, with exclusion of the interest of any party that failed to exercise the right set forth in this Section.

26.3.3.                The acquisition of interest in the Company and in LF shall be mandatorily made in compliance with the same proportion among those exercising the preemptive right hereunder.

26.4.                        The sending of the Notice referred to in Sections 8.4(a) and 8.5 hereof by AG LTDA. shall render the Telemar Participações shareholders Notice null and void, and in such event Portugal Telecom shall be required to proceed with the disposal of the Offered Shares to AG LTDA., subject to the provisions of Sections VIII of this Agreement. In any event, the sending of the Notice referred to in Section 8.4(b) of this Agreement by AG LTDA. shall not jeopardize the exercise, by BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS of the Preemptive Right provided for in Section 26.4.1 below.

26.4.1.                In case AG LTDA. fails to exercise the Preemptive Right within the term set forth in this Agreement, BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS may acquire all Offered Shares, subject to the provisions in Section 26.3.3 above and, additionally, the terms set forth in Section VIII of this Agreement.

26.5.                        After the acquisition of the Affected Shares owned by Portugal Telecom, BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS shall be deemed a sole Party in relation to the Company (“Block”) for all purposes hereof and shall replace Portugal Telecom in all its rights and obligations. The Affected Shares acquired by BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS (“Block Affected Shares”) shall not be separated from the Block.

26.6.                        Resolutions by the holders of the Affected Shares that form part of the Block shall be adopted in a prior meeting (“Block Prior Meeting”) to be held at least four (4) hours in advance to the Company Shareholders Meeting or to the Prior Joint Meeting provided for in Sections 4.1 of this Agreement.

26.6.1.                In the event provided for in Section 26.6 above, the holders of Affected Shares that form part of the Block shall appoint a sole representative (“Block Representative”), as a condition to attend and communicate the Block intent in Shareholders Meeting or Joint Prior Meetings. The appointment or replacement of the Block Representative shall be always approved by holders of the majority of the Affected Shares that form part of the Block.

26.7.                        The rights set forth in this Agreement shall be exercised by BNDESPAR and/or PREVI and/or FUNCEF and/or PETROS and/or Telemar Third Party Buyers and/or AG PASA Third Party Buyers as provided for in the PPFB Agreement, subject to the provisions in this Section XXVI.

SECTION XXVII

RESOLUTION OF CONFLICTS

27.1.                       The Parties shall use efforts to amicably and consensually resolve any misunderstandings or conflicts arising out of the construal and/or implementation of the provisions hereunder. The Parties hereby undertake to act as follows:

(i)                                    If the Parties fails to reach an amicable resolution and agreement in relation to any misunderstandings or conflicts arising out of the construal and/or implementation of this Agreement after discussions for ten (10) Business Days, then the conflict or dispute shall be submitted to an Arbitral Tribunal within ten (10) Business Days as from the notice from one Party to any of the other Parties for that purpose, as provided for by Law No. 9,307 dated September 23, 1996 and by the Regulations of the Brazilian Mediation and Arbitration Center (“Regulations”);

(ii)                                 The arbitration shall be governed by the rules of the Regulations, and the Brazilian Mediation and Arbitration Center shall be in charge of managing the arbitration proceeding;

(iii)                              The Arbitral Tribunal shall be composed of three (3) arbitrators, one of whom shall be appointed by the claimant Party (or Parties), another arbitration to be appointed by the defendant Party (or Parties), and the third arbitration, who shall act as the president of the Arbitral Tribunal, shall be appointed by the arbitrators so appointed by the Parties. The choice of the third arbitrator shall be made within ten (10) days as from the appointment of the second arbitrator. In case either party fails to appoint an arbitrator or in case the appointed arbitrators fail to reach an agreement as regards the third arbitrator, then it shall be incumbent upon the Chairman of the Brazilian Mediation and Arbitration Center to appoint such arbitrator within ten (10) days as from the date on which the deadlock or omission is verified;

(iv)                             The seat of the arbitration shall be the City of Rio de Janeiro, in the State of Rio de Janeiro, and the arbitration language shall be Portuguese;

(v)                                The arbitrators shall decide on the grounds of the applicable Brazilian law;

(vi)                             The arbitration award shall be deemed final and definite and be binding upon the Parties, which expressly waive any form of court appeal against the arbitration award;

(vii)                          The Parties may solely resort to the Judiciary in the events set forth below, case in which such conduct shall not be deemed a waiver of the arbitration as the sole method of disputes resolution chosen by the Parties: (i) enforce the arbitration implementation; (ii) obtain provisional remedies to protect any rights prior to implementation of the Arbitral Tribunal; and (iii) enforce any award rendered by the Arbitral Tribunal;

(viii)                       The liability for payment of the arbitration costs shall be decided as provided for by the Regulations.

27.2.                       This Agreement shall be governed by and construed in accordance with the law of the Federative Republic of Brazil.

27.3.                       The Parties elect solely and exclusively the Courts of the Judicial District of the City of Rio de Janeiro, State of Rio de Janeiro, to hear and decide any issues arising out of this Agreement, as provided for in Section 27.2(vii) and for any issues which cannot be submitted to arbitration as provided for by law, and waive any other courts, however privileged they may be.

Signature Page of the Shareholders Agreement of PASA Participações S.A., entered into by and among Andrade Gutierrez Telecomunicações Ltda., Pasa Participações S.A., AG Telecom Participações S.A., Luxemburgo Participações S.A., La Fonte Telecom S.A., EDSP75 Participações S.A. and Portugal Telecom, SGPS S.A. on January 25, 2011.

ANDRADE GUTIERREZ TELECOMUNICAÇÕES LTDA.

/s/ Alexandre Silva Macedo	/s/ João José de Araújo Pereira Pavel
Name: Alexandre Silva Macedo	Name: João José de Araújo Pereira Pavel
Title:	Title:

BRATEL BRASIL S.A.

/s/ Shakhaf Wine	/s/ Fabiana Faé Vicente Rodrigues
By: Shakhaf Wine	By: Fabiana Faé Vicente Rodrigues
Chief Executive Officer	Officer

PASA PARTICIPAÇÕES S.A.

/s/ Alexandre Silva Macedo	/s/ João José de Araújo Pereira Pavel
Name: Alexandre Silva Macedo	Name: João José de Araújo Pereira Pavel
Title:	Title:

AG TELECOM PARTICIPAÇÕES S.A.

/s/ Alexandre Silva Macedo	/s/ João José de Araújo Pereira Pavel
Name: Alexandre Silva Macedo	Name: João José de Araújo Pereira Pavel
Title:	Title:

LUXEMBURGO PARTICIPAÇÕES S.A.

/s/ Alexandre Silva Macedo	/s/ João José de Araújo Pereira Pavel
Name: Alexandre Silva Macedo	Name: João José de Araújo Pereira Pavel
Title:	Title:

Signature Page of the Shareholders Agreement of PASA Participações S.A., entered into by and among Andrade Gutierrez Telecomunicações Ltda., Pasa Participações S.A., AG Telecom Participações S.A., Luxemburgo Participações S.A., La Fonte Telecom S.A., EDSP75 Participações S.A. and Portugal Telecom, SGPS S.A. on January 25, 2011.

LA FONTE TELECOM S.A.

/s/ Sidnei Nunes	/s/ Aparecido do Carlos Correia Galdino
Name: Sidnei Nunes	Name: Aparecido do Carlos Correia Galdino
Title:	Title:

EDSP75 PARTICIPAÇÕES S.A.

/s/ Sidnei Nunes	/s/ Aparecido do Carlos Correia Galdino
Name: Sidnei Nunes	Name: Aparecido do Carlos Correia
Title:	Title:

LF TEL S.A.

/s/ Sidnei Nunes	/s/ Aparecido do Carlos Correia Galdino
Name: Sidnei Nunes	Name: Aparecido do Carlos Correia
Title:	Title:

PORTUGAL TELECOM, SGPS S.A.

/s/ Zeinal Abedin Mahomed Bava	/s/ Luís Miguel da Fonseca Pacheco de Melo
By: Zeinal Abedin Mahomed Bava Chairman of the Executive Committee	By: Luís Miguel da Fonseca Pacheco de Melo, CFO

Witnesses:

/s/ Luiza Relvas Reis	/s/ Susanna Dumont
Name: Luiza Relvas Reis	Name: Susanna Dumont
Taxpayer Card (CPF/MF): 129663377-29	Taxpayer Card (CPF/MF): 13962145770
ID Card (RG): 22384676-7	ID Card (RG): 217454503